Exhibit 10.7

***Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type the registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

Convertible Note Investment Agreement

in Relation to

Beijing X-Charge Technology Co., Ltd.

by and among

Beijing X-Charge Technology Co., Ltd.

XCHG Limited

XCharge Europe GmbH

Rui Ding

Yifei Hou

Wuxi Shenqi Leye Private Equity Funds Partnership L.P.

Shell Ventures Company Limited

Dated June 20, 2023

Contents

Chapter 1	Convertible Note Arrangement	2
Chapter 2	Conditions Precedent to Closing	12
Chapter 3	Representations and Warranties	13
Chapter 4	Undertakings	13
Chapter 5	Coming into Force, Supplement, Amendment, Alteration and Termination	19
Chapter 6	Liabilities for Breach of Contract	22
Chapter 7	Confidentiality	22
Chapter 8	Notice	23
Chapter 9	Governing Law and Dispute Resolution	24
Chapter 10	Miscellaneous	24

Appendices and Exhibits

Appendix A	Definitions
Appendix B	Registered Capital and Percentage of Shares To Which Shareholders are Entitled as at the Date of This Agreement
Appendix C-1	Representations and Warranties of Guarantors
Appendix C-2	Representations and Warranties of Investors
Appendix D	Contact Details
Appendix E	List of Core Employees
Exhibit I	Confirmation of Satisfaction of Conditions Precedent to Closing
Exhibit II	[Reserved]
Exhibit III	Transitional Shareholders’ and Convertible Note Investors’ Rights Agreement
Exhibit IV	Restructuring Framework Agreement
Exhibit V	Key Operating Data of Group Company

-i-

Convertible Note Investment Agreement

This Convertible Note Investment Agreement (this “Agreement”) is made and entered into in Beijing of China on June 20, 2023 by and among:

A.	Beijing X-Charge Technology Co., Ltd., a limited liability company incorporated and validly existing under the PRC Law with registered address at 1147, No. 01, 1/F, Building 2, No. 9 Anningzhuang West Road, Haidian District, Beijing (the “Target Company”);

B.	XCHG Limited, a company incorporated under the laws of the Cayman Islands with limited liability with registration number 384991 (“Cayman Co”);

C.	XCharge Europe GmbH, a company with limited liability incorporated under the laws of Germany (the “German Subsidiary”);

D.	Rui Ding, a Chinese natural person with ID number of [***]

E.	Yifei Hou, a Chinese natural person with ID number of [***] (together with Rui Ding, the “Founders” and each a “Founder”);

F.	Wuxi Shenqi Leye Private Equity Funds Partnership L.P., a limited partnership legally established and validly existing under the PRC Law, with its registered address at Room 1922-2, No. 5, Zhihui Road, Huishan Economic Development Zone, Wuxi (the “Investor 1”); and

G.	Shell Ventures Company Limited, a company with limited liability duly incorporated and validly existing under the PRC Law, with its registered address at 8/F, Building 1, No. 818 Shenchang Road, Minhang District, Shanghai (the “Investor 2”);

The signatories above are referred to individually as a “Party” and collectively as the “Parties”. In this Agreement, unless the context otherwise requires, the terms used herein shall have the meanings set forth in Appendix A.

RECITALS

WHEREAS, the Target Company is a company with limited liability incorporated and validly existing under the PRC Law. As of the date of this Agreement, the registered capital of the Target Company subscribed for by its existing shareholders amounted to thirteen million, eighty-two thousand, fifty-two point ninety-five U.S. dollars (USD13,082,052.95) and the registered capital paid up by them amounted to twelve million, four hundred and twenty-seven thousand, nine hundred and fifty-two point ninety-five U.S. dollars (USD12,427,952.95). As of the date of this Agreement, pursuant to the Restructuring Framework Agreement (as defined below), each shareholder of the Target Company shall effectively enjoy and exercise the shareholder’s rights in proportion to the registered capital and corresponding equity interest in the Target Company as set out in Appendix B.

WHEREAS, the Target Company is principally engaged in the research and development and enhancement of technologies related to smart charging equipment for EV; charging-related services; and sales of charging equipment, mechanical equipment or their parts (the “Principal Business”).

WHEREAS, for the purpose of the development of the Principal Business and subsequent financing and listing, the Target Company, Cayman Co, the Founders and the existing shareholders of the Target Company and other interested parties have entered into a restructuring framework agreement (the “Restructuring Framework Agreement”) as set out in Exhibit IV. The Target Company and its existing shareholders intend to restructure the red chip in accordance with the terms and conditions set out in the Restructuring Framework Agreement with a view to ultimately establishing Cayman Co as the entity of the Group to receive financing and to be listed and then reflecting the entire interests of other Group Company within the Group in Cayman Co by way of consolidated statements (the said restructuring referred to as “Red Chip Restructuring”).

WHEREAS, the Investors intend to invest in the Group in this round of equity investment, and in order to facilitate the Red Chip Restructuring, the Investors intend to make such investment in the form of convertible note in accordance with this Agreement.

WHEREAS, one or more offshore co-investor(s) involved in this round (the “Offshore Co-investors”) intend to make equity investments in the Group Company, and in order to facilitate the Red Chip Restructuring, the Offshore Co-investors will provide the convertible note loans to Cayman Co in accordance with their Convertible Note Purchase Agreement with Cayman Co and the convertible note loans issued by Cayman Co to the Offshore Co-investors (collectively, the “Offshore Co-investor Note Agreement”). Such convertible note loan (the “Offshore Co-investor CN Loan”) will be automatically converted into series B+ preferred shares of Cayman Co on the terms and conditions of the Offshore Co-investor Note Agreement.

NOW, THEREFORE, the Parties, through friendly negotiations following the principles of equality and mutual benefits, hereby agree as follows:

Chapter 1      Convertible Note Arrangement

Article 1.1           Amount of Convertible Note

Pursuant to the terms and conditions of this Agreement, (1) Investor 1 provides a convertible note in the principal amount of fifty million Chinese yuan (RMB50,000,000) to the Target Company (the “Investor 1 Note”); and (2) Investor 2 provides a convertible note in the principal amount of fifteen million Chinese yuan (RMB15,000,000) to the Target Company (the “Investor 2 Note”, together with Investor 1 Note, collectively or generally “Convertible Note” or “Note”), subject to the satisfaction of all Conditions Precedent to Closing as set forth in Article 2.1 hereof and applicable to the Investor or waiver thereof by the Investor in writing.

Article 1.2           Issuance of Convertible Note

The Investors shall, within five (5) business days after the date on which the Target Company provides each Investor with the documents that must be provided by the Target Company evidencing that all of the Conditions Precedent to Closing set out in Article 2.1 hereof have been satisfied (other than those which can only be satisfied on the Closing Date or are waived by such Investor in writing) (the “Timelimit for Confirmation of Conditions Precedent to Closing”), provide the Target Company with a written confirmation that all of the Conditions Precedent to Closing set out in Article 2.1 hereof (other than those which can only be satisfied on the Closing Date) have been satisfied or waived by such Investor; provided that if the Investor has justifiable reasons to prove that any of the Conditions Precedent to Closing (other than those which can only be satisfied on the Closing Date) is neither satisfied nor waived, the Investor has the right to serve a written notice to the Company within the Timelimit for Confirmation of Conditions Precedent to Closing to require the Company to provide additional documents reasonably required by the Investor to prove that such Condition Precedent to Closing is satisfied, in which case the Timelimit for Confirmation of Conditions Precedent to Closing shall be extended by up to three (3) days after the date of the Company providing such additional documents. If, within the Timelimit for Confirmation of Conditions Precedent to Closing (or, for the avoidance of doubt, the extended Timelimit for Confirmation of Conditions Precedent to Closing if the timelimit is extended in accordance with the foregoing), the Investor fails to make a written reply to the Company as to whether the Conditions Precedent to Closing (other than those which can only be satisfied on the Closing Date) have been satisfied, the Investor shall be deemed to have confirmed in writing that all Conditions Precedent to Closing (other than those which can only be satisfied on the Closing Date) as set out in Article 2.1 hereof have been satisfied on the expiry date of the Timelimit for Confirmation of Conditions Precedent to Closing (or, for the avoidance of doubt, the extended Timelimit for Confirmation of Conditions Precedent to Closing if the timelimit is extended in accordance with the foregoing).

Subject to the terms and conditions of this Agreement, and provided that the Offshore Co-investors have confirmed to the Target Company that the Conditions Precedent to Closing (other than those which can only be satisfied on the Closing Date) under the Offshore Co-investor Note Agreement have been satisfied or waived by the Offshore Co-investor (unless the Investor agrees to waive such conditions) and that the Company has provided the Investor with relevant supporting documents in respect thereof, each of the Investors shall pay the Convertible Note into the account designated by the Target Company within fifteen (15) business days after the date on which the Conditions Precedent to Closing set forth in Article 2.1 hereof are either fully satisfied or waived by the Investor in writing or on the date as agreed by the Parties hereto in writing (with respect to the Investor, the date on which such Investor remits the amount of its notes into an account designated by the Target Company shall be the “Closing Date” for such Investor, and the completion of the payment of the notes by such Investor shall be referred to as the “Closing”). In principle, the Investors and the Offshore Co-investors shall complete their Closing simultaneously, provided that the closing arrangement of the Investors hereunder and the closing arrangement of the Offshore Co-investors under the Offshore Co-investor Note Agreement shall be separate and independent, and that any of the Investors shall not be liable toward the rights, obligations and breaches on the part of other Investors or the Offshore Co-investors under this Agreement or the Offshore Co-investor Note Agreement (as the case may be).

Article 1.3           Use of Convertible Note

The Guarantors (as defined below) undertake that the Convertible Note shall be used for the Group’s business expansion, research and development, production and capital replenishment in relation to the Principal Business and the Red Chip Restructuring in accordance with the terms of the Transaction Documents. Unless otherwise agreed herein, without the prior written consent of the Investors, the Target Company shall not use any part of the Convertible Note for any other purposes, including but not limited to the repayment of debts (other than the repayment of the Convertible Note hereunder) or the provision of loans or guarantees to any person.

Article 1.4           Interest on Convertible Note

1.4.1	The principal of the Convertible Note shall bear interest at a simple rate of ten percent (10%) per annum, and the interest shall be calculated based on the actual number of days of issuance of the Convertible Note (accrued on daily basis, and based on the actual number of days elapsed in a year of 365 days). In case of overdue repayment, the principal of the overdue note shall bear interest at a simple rate of twelve percent (12%) per annum from the date on which such note becomes overdue.

1.4.2	Notwithstanding the foregoing, unless Investor 1 opts not to convert Investor 1 Note II into Overseas Shares of Cayman Co (as defined below) or the equity interest in the Target Company within the Offshore Optional Conversion Timelimit in accordance with paragraph 1.7.2 hereof, in which case the interest on Investor 1 Note II shall not be waived, interest on the outstanding note shall be automatically waived if part or all of such Convertible Note is not converted into equity upon the expiry of the Convertible Note Term (as defined below) for any reason attributable to the Investor to which such Convertible Note is related. For the purpose of this paragraph 1.4.2, “reason attributable to the Investor” means that (i) the Investor fails to provide the materials required for the ODI formalities in a timely manner, or (ii) the Investor fails to provide the materials required for the registration of the register of members and the register of directors of Cayman Co as required by the registered office provider of Cayman Co in a timely manner (for the avoidance of doubt, unless provision of those materials is delayed due to the delayed provision of the list of required materials by the registered office provider of Cayman Co).

1.4.3	If any Convertible Note of any Investor is converted into equity pursuant to Article 1.7 hereof, the interest on such note shall be calculated up to the date of completion of the corresponding conversion, and the Target Company shall repay such interest to the corresponding Investor on the twentieth (20th) business day after the date of completion of such conversion. For the avoidance of doubt, the Investor shall not be entitled to convert any note interest into equity.

Article 1.5            Term and Repayment of Convertible Note

1.5.1	Unless otherwise agreed herein, the term of convertible note hereunder (the “Convertible Note Term”, subject to adjustment as otherwise agreed herein) shall commence on the Closing Date and end on the (1) the date of expiry of nine (9) months or (2) the date of termination of the Restructuring Framework Agreement, whichever is earlier. If part or all of the Convertible Note is not converted into Overseas Shares of Cayman Co or equity interest in the Target Company in accordance with Article 1.7 hereof, the Target Company shall repay the principal of the then outstanding Convertible Note and interest accrued thereon (excluding, for the avoidance of doubt, the portion of such note already converted into equity) to the Investor on the date of expiry of the Convertible Note Term.

1.5.2	Notwithstanding the paragraph 1.5.1 above:

(1)	If the Completion of Red Chip Restructuring (as defined below) does not take place by the expiry of the ninth (9th) month after the Closing Date, or the ODI formalities under Article 1.8 hereof have not been completed with reasonable cooperation of the Investor, each Investor has the right to unilaterally extend its corresponding Convertible Note Term (which is not subject to the date of termination of the Restructuring Framework Agreement) by giving a written notice to the Target Company or to extend the Convertible Note Term corresponding to such Investor upon mutual agreement between such Investor and the Target Company by then;

(2)	If an Offshore Automatic Conversion (as defined below) occurs within the Convertible Note Term, the term of Investor 1 Note I (as defined below) and the term of the Investor 2 Note shall be extended automatically, and the Target Company shall fully settle the principal of Investor 1 Note I and the Investor 2 Note in accordance with Article 1.9 hereof, while paying the corresponding interest accrued thereon under paragraph 1.4.3 hereof, and Investor 1 and the Investor 2 (or their respective designated affiliates) shall pay their respective subscription price in relation to the Overseas Shares I of Investor 1 and the Overseas Shares of Investor 2 (as defined below) in accordance with Article 1.9 hereof;

(3)	Provided that all the Offshore Optional Conversion Conditions (as defined below) are satisfied on the part of Investor 1 within the Convertible Note Term, (a) if Investor 1 exercises its right of Offshore Optional Conversion, the term of Investor 1 Note II shall be automatically extended, and the Target Company shall fully settle the principal of Investor 1 Note II in accordance with Article 1.9 hereof and pay the corresponding interest accrued thereon in accordance with paragraph 1.4.3 hereof, and Investor 1 (or its designated affiliate) shall pay the subscription price in relation to the Overseas Shares II of Investor 1 (as defined below) in accordance with Article 1.9 hereof; and (b) if Investor 1 fails to exercise its right of Offshore Optional Conversion within the Offshore Optional Conversion Timeframe, the term of Investor 1 Note II shall expire automatically in advance on the date of expiry of the Offshore Optional Conversion Timeframe (the “Automatic Maturity Date of Note II”), and the Target Company shall repay the principal of Investor 1 Note II and interest accrued thereon within fifteen (15) business days after the Automatic Maturity Date of Note II;

(4)	In the event that any repurchase trigger event that is applicable to any Investor as long as such Investor becomes a shareholder of the Target Company as agreed under the Transition Agreement occurs during the Convertible Note Term, such Investor has the right (but is not obliged) to notify the Target Company in writing of the early maturity of its outstanding note, and the Target Company shall repay the principal of the corresponding portion of the Convertible Note and interest accrued thereon to such Investor within fifteen (15) business days upon receipt of such notice.

For the purpose of this Agreement, “Completion of Red Chip Restructuring” means the fulfilment of all of the following conditions: (1) Cayman Co has issued shares to all of the existing shareholders of the Target Company (or its affiliates, but excluding Beijing X-Charge Management Consulting Center (Limited Partnership) (“X-Charge Management”)) pursuant to the Restructuring Framework Agreement, all of the existing shareholders of the Target Company (or its affiliates, but excluding X-Charge Management) have been registered in the register of members of Cayman Co, and their shareholding ratios in Cayman Co (on a fully diluted basis) is identical to the shareholding ratios in respect of which they (or their affiliates) are actually entitled to shareholders’ rights in the Target Company and the shareholding ratios in the Target Company as agreed in the paragraph 5.2.1 of the Transition Agreement (for the avoidance of doubt, the shareholding ratios of the existing shareholders (or their affiliates) in Cayman Co excluding incentive shares reserved, issued and enlarged by Cayman Co/shares diluted by options under the Restructuring Framework Agreement); and (2) other Group Company within the Group over which Cayman Co has direct or indirect control (other than XCHARGE Energy USA Inc. (“US Co”)), including but not limited to Xcharge HK Limited (“HK Co”), have been registered as the sole shareholder of the Target Company in the register of members and with the competent market supervision and administration authority for the Target Company.

1.5.3	The Target Company shall not make early repayment without the prior written consent of the Investor.

1.5.4	If, during the Convertible Note Term, any Investor or Offshore Co-investor requests the Group to repay its Convertible Note in advance as long as such Investor or Offshore Co-investor is entitled to request so (for the avoidance of doubt, except where the Convertible Note has to be repaid as a result of the conversion), other Investors have the right (but are not obliged) to request the Target Company to repay the principal of their notes and interest accrued thereon in advance. Upon written request of such Investor, the Group shall repay such Investor the principal of the Convertible Note such investor requests the Group to repay and interest accrued thereon, together with principal of the Convertible Notes of those other investors or Offshore Co-investor requesting such repayment, and interest accrued thereon. If the assets of the Group available for debt servicing are not sufficient to repay all the payables, the Group shall, to the extent that such assets are available for debt servicing, and on a pari-passu and concurrent basis, fulfill its repayment obligation to such Investor and other Investors or Offshore Co-investors requesting such repayment in proportion to the principal of the then Convertible Notes to be repaid as requested by such Investor and other Investors or Offshore Co-investors. For the avoidance of doubt, if early repayment by the Group occurs only due to the non-cooperation of the Investors established in China in the ODI formalities, other Investors are not entitled to request for concurrent repayment under this paragraph 1.5.4.

Article 1.6           Guarantee for Convertible Note

Without prejudice to the generality of Chapter 6 of this Agreement, the Founders, Cayman Co and the German Subsidiary severally and jointly agree to provide irrevocable joint and several guarantee in respect of the repayment obligations of the Target Company, including but not limited to the principal of the Convertible Note and interest accrued thereon, and all liquidated damages, late fees, damages and other expenses in connection with the failure of timely repayment of the Convertible Note (whether based on any repayment required for conversion or any repayment caused by the failure of conversion of the Convertible Note upon maturity) hereunder (all of the forgoing, collectively “Secured Obligations”). The aforesaid guarantee shall take effect on the effective date of this Agreement. Notwithstanding any other provision of this Agreement, all obligations of the Founders to the Investors hereunder (including but not limited to the Secured Obligations under this Article 1.6) shall be limited to the fair value of the entire equity interest in the Group Company then held directly and indirectly by the Founders.

Article 1.7           Conversion

Subject to the terms and conditions of this Agreement, the Investors shall have the right to convert principal of their Convertible Notes into overseas shares of Cayman Co or equity interest in the Target Company based on the corresponding appraised value, in particular:

1.7.1	Investor 1 Note I conversion and Investor 2 conversion

(1)	On the fifth (5th) day immediately after the following conditions precedent (the “Offshore Automatic Conversion Conditions”) applicable to an Investor (the condition precedent (c) below not applicable to Investor 2) are fully satisfied or waived by such Investor in writing (the conditions precedent (a) to (c) below applicable with respect to Investor 1; and the conditions precedent (a) to (b) below applicable with respect to Investor 2) and the Offshore Automatic Conversion Conditions are waived jointly by the Investor and the Target Company (applicable to the condition precedent set out in (d) below) or on any such other date as the Investor and the Target Company agree upon in writing (the “Automatic Conversion Date”), (a) the principal of Investor 1 Note equivalent to thirty million Chinese yuan (RMB30,000,000) (the “Investor 1 Note I”) shall be automatically converted into the corresponding number of series B+ preferred shares of Cayman Co (the “Overseas Shares I of Investor 1”) on basis that then fully-diluted pre-money valuation of Cayman Co is RMB900,000,000 (“Pre-money Valuation of Investor 1 Conversion I”, and for the avoidance of doubt, the calculation of such fully-diluted pre-money valuation shall include the incentive shares/options (including the First Tranche Reserved Incentive Shares (as defined below), but for the avoidance of doubt, excluding the Reserved Incentive Shares II (as defined below)) reserved, issued and enlarged by Cayman Co under the Restructuring Framework Agreement, and ordinary shares issued by Cayman Co to the Founders or their wholly-owned holding entity or trust established by them); and (b) the Investor 2 Note shall be automatically converted into the corresponding number of series B+ preferred shares of Cayman Co (the “Overseas Shares of Investor 2”, together with Overseas Shares I of Investor 1, collectively the “First Tranche Overseas Shares”; and the corresponding conversions collectively referred to as the “Offshore Automatic Conversion” ) on basis that the then fully-diluted pre-money valuation of Cayman Co is RMB1,000,000,000 (for the avoidance of doubt, the calculation of such fully-diluted pre-money valuation shall include the incentive shares/options (including the First Tranche Reserved Incentive Shares (as defined below), but for the avoidance of doubt, excluding the Reserved Incentive Shares II (as defined below)) reserved, issued and enlarged by Cayman Co under the Restructuring Framework Agreement, and ordinary shares issued by Cayman Co to the Founders or their wholly-owned holding entity or trust established by them). Cayman Co shall issue the First Tranche Overseas Shares to the aforementioned Investors (or their designated affiliates) on the Automatic Conversion Date, and shall provide those Investors with a scanned copy of the register of members, which shall specify such Investors (or their designated affiliates) as the holders of the corresponding First Tranche Overseas Shares and shall be certified by the registered office provider of Cayman Co, and shall also provide a scanned copy of the share certificate duly executed and affixed with the common seal of Cayman Co (the original share certificate shall be provided to the aforementioned Investors within fifteen (15) days after the Automatic Conversion Date):

(a)	pursuant to the Restructuring Framework Agreement, the Group has completed the Red Chip Restructuring and Cayman Co has completed the reservation of 150,000,000 ordinary shares (corresponding to the equity interest in the Target Company held in China by X-Charge Management as of the execution date of this Agreement, which, together with the Reserved Incentive Shares I (as defined below), are referred to as the “First Tranche Reserved Incentive Shares”); and no circumstance specified in paragraph 5.4.3 hereof occur;

(b)	Cayman Co, all of its then shareholders (including all existing shareholders of the Target Company other than X-Charge Management or its designated overseas affiliates), the Investors (or their designated affiliates), and the Offshore Investors (or their designated affiliates) have executed the Amended and Restated Investors' Rights Agreement of Cayman Co and the general meeting of Cayman Co has duly resolved to pass the Amended and Restated Memorandum and Articles, provided that these two documents shall reflect that the shareholders’ rights are substantially identical to the rights of the Investors in the Target Company under the Transition Agreement (including the rights of the Convertible Note Investor and rights of shareholders (if applicable)), and shall include the shareholders’ rights such as registration right and conversion right which are customary for overseas entities, and these two documents have been provided to the Investors;

(c)	with respect to Investor 1, a scanned copy of the register of members of Cayman Co as certified by the registered office provider of Cayman Co have been submitted to Investor 1, which shall show that one (1) director nominated by Investor 1 (or its designated affiliate) has been appointed as a director of Cayman Co, and Cayman Co has executed the director indemnification agreement to be signed by Cayman Co, Investor 1 (or its designated affiliate) and the director appointed by Investor 1 (or its designated affiliate), and such documents have been provided to Investor 1; and

(d)	with respect to each Investor, the Investor has completed the ODI formalities in relation to its subscription for the corresponding First Tranche Overseas Shares in accordance with applicable laws, unless the Investor designates its affiliate to subscribe for the corresponding First Tranche Overseas Shares and such affiliate has completed all the required formalities in accordance with applicable laws (if any) in relation to its subscription for such First Tranche Overseas Shares.

(2)	In the event that (a) the Group Company has completed the Red Chip Restructuring, but the Offshore Automatic Conversion Conditions are not fully satisfied prior to the expiry of the Convertible Note Term due to the failure of Cayman Co or the Target Company to fulfill conditions set forth in points (a) to (c) of paragraph 1.7.1 (1) hereof (if applicable), and such Offshore Automatic Conversion Conditions have not been waived by the Investor in writing; or (b) the Group has not completed the Red Chip Restructuring prior to the expiry of the Convertible Note Term, then: (i) Investor 1 has the right (but is not obliged) to request to convert the outstanding principal of Investor 1 Note I into equity in the Target Company on the basis that the pre-money valuation of Investor 1 Conversion I represents the pre-money valuation of the Target Company (the “Investor 1 Onshore Conversion I”), (ii) Investor 2 shall have the right (but not be obliged) to request to convert the outstanding principal of Investor 2 Note into equity in the Target Company on basis that the pre-money valuation of the Target Company is RMB 1,000,000,000 (the “Investor 2 Onshore Conversion”, together with Investor 1 Onshore Conversion I, collectively the “First Tranche Onshore Conversion”), and the Target Company shall register such Investor as a shareholder with respect to the aforesaid equity interest in its register of members on the date of receipt of such notice, cause the relevant documents such as the shareholders’ agreement and articles of association of the Target Company to be amended to reflect the foregoing arrangements, and shall, within thirty (30) business days thereafter, complete the registration and filing formalities with its competent company registration authority in connection with the aforementioned onshore conversion and the appointment of a directors by Investor 1.

(3)	For the avoidance of doubt, if, prior to the occurrence of an Offshore Automatic Conversion, the conversion unit price of the Convertible Note to which the First Tranche Onshore Conversion is related is changed to the adjusted unit price of the investment contemplated hereunder pursuant to paragraph 5.8.3 of the Transition Agreement, the conversion unit price for the Offshore Automatic Conversion shall be adjusted accordingly pursuant to Article 5.8 of the Transition Agreement so that the corresponding Investors are entitled to anti-dilution protection at Cayman Co level substantially identical to that at the Target Company level.

1.7.2	Investor 1 Note II conversion

(1)	Within fifteen (15) business days after all of the following conditions (the “Offshore Optional Conversion Conditions”) are satisfied or waived by Investor 1 in writing (applicable to the conditions precedent (a) to (b) below) and jointly waived by Investor 1 and the Target Company (applicable to the condition precedent (c) below) (or such later period as Investor 1 and the Target Company shall then otherwise agree) (the “Offshore Optional Conversion Time Limit”), Investor 1 has the right (but is not the obliged) to give a written notice to Cayman Co (the “Offshore Optional Conversion Notice”) requiring the conversion of the remaining notes (corresponding to the principal amount of the Convertible Note of twenty million Chinese yuan (RMB 20,000,000), the “Investor 1 Note II”) into a corresponding number of series B + preference shares of Cayman Co at the conversion unit price of the Overseas Share II of Investor 1. Notwithstanding the foregoing, if, prior to the occurrence of the Offshore Optional Conversion, a new round of financing occurs to Cayman Co, in which the unit price per additional share is lower than the conversion unit price of the Overseas Share II of Investor 1 calculated on basis that the consolidated pre-money valuation (see the calculation formula below) is equal to RMB1 billion (except for the Red Chip Restructuring as agreed under the Restructuring Framework Agreement and the conversion following provision of note loan by the Offshore Co-investors to the Group Company under this Agreement and the Offshore Co-investor Note Agreement, the “New Financing of Cayman Co”), Investor 1 has the right to request converting Investor 1 Note II into the corresponding number of the preferred share class issued under the New Financing of Cayman Co whenever Investor 1 conducts the Offshore Optional Conversion at the conversion unit price of the Overseas Share II of Investor 1 defined in the point (b) of paragraph 1.7.2(2) in accordance with paragraph 1.7.2(2) (the aforesaid conversion shares referred to as “Overseas Share II of Investor 1”, and together with the First Tranche Overseas Shares, collectively or individually “Overseas Share”; and these conversions referred to as “Offshore Optional Conversion”, and together with Offshore Automatic Conversion, collectively or individually “Offshore Conversion”):

(a)	Offshore Automatic Conversion has occurred, and Investor 1 (or its designated affiliate) has been registered as the holder of the relevant First Tranche Overseas Shares in the register of members of Cayman Co;

(b)	The Group has submitted to the Investor the consolidated financial statements of the Group for the one (1) month immediately before the date of automatic conversion and the key operation data of the Group as set out in Exhibit V. If there is a material adjustment to the Principal Business of the Group, Investor 1 shall have the right to request the Group to update the key operation data set out in Exhibit V from time to time; and

(c)	Investor 1 has completed the ODI formalities in relation to its subscription for Overseas Shares II of Investor 1 in accordance with the applicable laws, unless Investor 1 designates its affiliate recognized by the Target Company to subscribe for Overseas Shares II of Investor 1 and such affiliate has completed all required formalities (if any) for such subscription in accordance with applicable laws.

(2)	For the purposes of this Agreement, the “Conversion Unit Price of Overseas Shares II of Investor 1” means: (a) the conversion unit price per Overseas Shares II of Investor 1 that is such calculated that the consolidated pre-money valuation under two investments made by Investor 1 constituting the Offshore Automatic Conversion and Offshore Optional Conversion (see calculation formula below); or (b) 90% of unit price per share under a New Financing of Cayman Co if such new financing occurs prior to or concurrently with the Offshore Conversion, whichever is lower.

(3)	For the purposes of this Agreement, the “Consolidated Pre-money Valuation” shall be calculated according to the following formula: Consolidated pre-money valuation = (Total principal of Investor 1 notes + Number of shares held by the Investor in Cayman Co immediately after the Offshore Optional Conversion) X Total number of shares issued and reserved by Cayman Co on a fully-diluted basis immediately before the Offshore Automatic Conversion (including the First Tranche Reserved Incentive Shares, but excluding, for the avoidance of doubt, the Reserved Incentive Shares II).

(4)	Within ten (10) business days after the date of receipt of the Notice of Offshore Optional Conversion of Investor 1,

(a)	Cayman Co shall issue the Overseas Shares II of Investor 1 to Investor 1 (or its designated affiliate) and provide Investor 1 with a scanned copy of the register of members which specifies Investor 1 (or its designated affiliate) as a holder of the Overseas Shares II of Investor 1 and is certified by the registered office provider of Cayman Co and a scanned copy of the share certificate duly executed and affixed with the common seal of Cayman Co (the original copy of the share certificate shall be provided to Investor 1 within thirty (30) days after the date on which Cayman Co receives the Notice of Offshore Optional Conversion of Investor 1); and

(b)	Cayman Co, all of its then shareholders (including all existing shareholders of the Target Company other than X-Charge Management or its designated overseas affiliates), the Investors (or their designated affiliates), and the Offshore Investors shall have executed the Amended and Restated Investors' Rights Agreement of Cayman Co and the general meeting of Cayman Co has duly resolved to pass the Amended and Restated Memorandum and Articles, provided that these two documents shall reflect that the shareholders’ rights are substantially identical to the rights of Investor 1 in the Target Company under the Transition Agreement (including the rights of the Convertible Note Investor and rights of shareholders (if applicable)), and shall include the shareholders’ rights such as registration right and conversion right which are customary for overseas entities, and these two documents have been provided to Investor 1.

(5)	In the event that (a) the Group Company has completed the Red Chip Restructuring, but the Offshore Optional Conversion Conditions are fully satisfied prior to expiry of the Convertible Note Term due to the failure of Cayman Co or the Target Company to fulfill the conditions set forth in points (a) to (b) of paragraph 1.7.2 (1) hereof, and such Offshore Optional Conversion Conditions have not been waived by Investor 1 in writing, or (b) the Group Company has not completed the Red Chip Restructuring prior to the expiry of the Convertible Note Term, Investor 1 has the right (but is not obliged) to request to convert the outstanding Investor 1 Note II into the equity interest in the Target Company (the “Investor 1 Onshore Conversion II”, and together with the First Tranche Onshore Conversion, collectively the “Onshore Conversion”; and the Offshore Conversion and the Onshore Conversion collectively referred to as the “Conversion”) based on the conversion unit price of the Overseas Shares II of Investor 1, and the Target Company shall register Investor 1 as a shareholder with respect to the aforesaid equity interest in its register of members on the date of receipt of such notice from Investor 1, cause the relevant documents such as the shareholders’ agreement and articles of association of the Target Company to be amended to reflect such Investor 1 Onshore Conversion II, and shall, within thirty (30) business days thereafter, complete the registration and filing formalities with its competent company registration authority in connection with Investor 1 Onshore Conversion II.

1.7.3	The Parties agree that, for the purpose of the Offshore Equity Incentive Plan, Cayman Co intends to complete the reservation of 890,397,900 ordinary shares pursuant to the Restructuring Framework Agreement and such reservation will become effective in two tranches as follows: (1) reservation of 445,198,950 ordinary shares (the “Reserved Incentive Shares I”) will come into effect upon the completion of the corresponding Offshore Automatic Conversion by any Investor or the completion of the conversion by any Offshore Co-investor under the Offshore Co-investor Note Agreement; and (2) reservation of 445,198,950 ordinary shares (the “Reserved Incentive Shares II”) will come into effect upon the successful initial public offering of Cayman Co if the market capitalization of Cayman Co calculated at the formal issue price determined on the basis of the finalized prospectus is higher than RMB2.6 billion (market capitalization of Cayman Co = issue price X the number of issued shares of Cayman Co immediately after the completion of offering, and the aforesaid information to be determined in accordance with the finalized prospectus).

Article 1.8           ODI Formalities

After the Closing, each of the Guarantors shall act as the lead party to coordinate and promote required ODI (overseas direct investment) formalities for subscription for the Overseas Shares by the Investors hereunder, and in order to achieve such purpose, the Parties shall actively provide all necessary assistance for ODI formalities and shall execute all necessary documents in connection therewith.

Article 1.9           Fund Flow

1.9.1	Unless otherwise agreed herein, the relevant Investor shall give a written notice of any Offshore Conversion to the Target Company, and the Target Company shall, within fifteen (15) business days upon receipt of the notice (or such period as the Investor and the Target Company shall otherwise agree), repay the principal of the Convertible Note corresponding in full to the Overseas Shares underlying such Offshore Conversion to the relevant Investor, and such Investor (or its designated affiliate) shall, within fifteen (15) business days after receiving the aforesaid repayment of the principal of the Convertible Note (or such period as the Investor and the Target Company shall otherwise agree), pay to Cayman Co the corresponding subscription amount for the Overseas Shares. Notwithstanding the foregoing, if such Investor (or its designated affiliate) fails to pay within the aforementioned period due to bank control or foreign exchange control policies, such Investor shall not be deemed to be in breach of this Agreement, and such payment term shall be automatically extended accordingly. For the avoidance of doubt, the Parties agree that the Overseas Shares Subscription Price to be paid by the Investor (or its designated affiliate) to Cayman Co at that time shall be equivalent to the amount of USD derived from the translation of the principal of the Convertible Note to be received by the Investor from the Target Company at the RMB : USD exchange rate applicable to the commercial bank undertaking such translation and from deduction of necessary bank fees (unless otherwise then agreed by the Investor and the Target Company in writing), and such amount of USD shall be deemed as the full payment of the Overseas Shares Subscription Price.

1.9.2	If the Target Company does not have sufficient funds to pay the full amount of the principal of the Convertible Note to the Investor in one lump sum, the Target Company may pay the principal of the Convertible Note to the Investor by installments, in which case the Overseas Shares Subscription Price to be paid by the Investor (or its designated affiliate) to Cayman Co shall also be paid in the same installments, and the amount paid in each installment shall represent repayment received by the Investor from the Target Company for the current period. Notwithstanding the foregoing, upon repayment of the first installment of the principal of the Convertible Note, the remaining installments of the principal of the Convertible Note shall be repaid within fifteen (15) business days (or such other period as agreed by the Investor and the Target Company) after Cayman Co receives from the Investor (or its designated affiliate) the previous installment of the Overseas Shares Subscription Price, and the total number of installments shall not exceed two installments (or such other number of installments as agreed by the Investor and the Target Company).

Article 1.10         Seniority of Convertible Note

Subject to the applicable laws, the seniority of the Convertible Note hereunder shall be no less favorable than the seniority of the Offshore Co-investor CN Loan under the Offshore Co-investor Note Agreement, and the Convertible Note hereunder shall be repaid with precedence over the debts owed by each of the Guarantors to other parties and/or the debts owed by the Target Company to its existing shareholders as a result of their exercise of the repurchase rights under the Transition Agreement.

Article 1.11         Equal Treatment

The Guarantors undertake that the Offshore Co-investor CN Loan provided by the Offshore Co-investors shall be subject to the conversion mechanism which is substantially identical to or no more favorable than the Automatic Overseas Conversions under Article 1.7.1 hereof (provided that if the conversion unit price of the Offshore Co-investors is lower than the unit price of the Automatic Overseas Conversions solely due to exchange rate, it shall not be deemed as a violation of the aforesaid provision). If any Offshore Co-investor enjoys rights that are more favorable or preferential than those of the Investor under its Convertible Note documents, the Investor shall be automatically entitled to such more preferential rights, and the Parties hereto shall provide all necessary cooperation in connection therewith, including but not limited to amending the relevant Transaction Documents, so as to enable the Investor to enjoy the above favorable or preferential rights.

Chapter 2       Conditions Precedent to Closing

Article 2.1           Conditions Precedent to Closing

The payment of the Convertible Note by each Investor to the Target Company in accordance with Article 1.2 hereof shall be conditional upon all of the following conditions (the “Conditions Precedent to Closing”) being satisfied or waived in writing by such Investor in advance:

2.1.1	the Transaction Documents have been duly executed and delivered by the Parties other than such Investor;

2.1.2	the representations and warranties made by the Guarantors in Article 3.1 hereof shall remain true, accurate, complete and not misleading from the date of this Agreement to the Closing Date; and the Guarantors have performed or complied with their undertakings, obligations and covenants that are required to perform or complied with under the Transaction Documents on or before the Closing Date, and the Guarantors do not commit any violation of the provisions of the Transaction Documents;

2.1.3	the board of directors and shareholders of the Target Company have approved the Transaction and the execution and performance of the Transaction Documents, which shall also include the following matters: (1) approving the execution and performance of the Restructuring Framework Agreement; and (2) the existing shareholders of the Target Company having agreed in writing to waive any pre-emptive rights in relation to the Transaction (including the conversion); and (3) one (1) director nominated by Investor 1 has been appointed as a director of the Company;

2.1.4	the board of directors of the Target Company has resolved to approve and ratify the borrowing of RMB1.7 million from the Target Company by Rui Ding (“Rui Ding Related Loan”);

2.1.5	the Founders and the Core Employees have entered into a labor contract, an IP ownership and a confidentiality agreement and non-competition agreement with the Target Company as recognized by the Investor;

2.1.6	as of the Closing Date, there were no events, facts, conditions, changes or other circumstances that had or could be reasonably expected to have a material adverse effect on the Group’s assets, financial structure, liabilities, technology, earnings prospects and normal operations;

2.1.7	no government authority has issued, promulgated, implemented, formulated or enforced any laws that would or might result in the Transaction being unlawful, or that restrict or prohibit the Transaction;

2.1.8	the Group and the Founders are not involved in any pending litigations, arbitrations, disputes, investigations or other legal proceedings or pending matters that prohibit, have material adverse effect on, invalidate or result in impossibility of performance of the Transaction Documents;

2.1.9	from the date of this Agreement to the Closing Date, there was no material adverse change in the shareholding, corporate governance, business operations or financial condition of any Group Company, and no material legal dispute or material personnel change occurred (except for those for the purpose of the Red Chip Restructuring); and there was no material adverse change in the Target Company’s and/or the Founders’ ability to perform their obligations under the Transaction Documents (except for those for the purpose of the Red Chip Restructuring);

2.1.10	from the date of this Agreement to the Closing Date, none of the Founders has transferred part or all of their equity interest in the Target Company to any third party or created any encumbrance thereon (except for those for the purpose of the Red Chip Restructuring);

2.1.11	from the execution date of this Agreement to the Closing Date, the Group, as an entity operating as a going concern, neither engaged in nor was involved in any material violations of laws and regulations, and the Group neither disposed of its substantial assets or created guarantees thereon, nor has it incurred or assumed any material debts (other than disposal or liabilities in the ordinary and usual course of business);

2.1.12	the Investor has completed its due diligence on the Group (including but not limited to financial, business and legal due diligence) and the Investor is satisfied with the results of such due diligence;

2.1.13	the Investor has obtained approval from its internal decision-making body or investment committee in respect of the Transaction;

2.1.14	the Target Company entered into the Restructuring Framework Agreement with each of its existing shareholders and other interested parties, and the Target Company has published a capital reduction announcement pursuant to the Restructuring Framework Agreement, and the capital reduction documents (as defined in the Restructuring Framework Agreement) have been executed; and

2.1.15	the Guarantors have executed and issued to the Investor a confirmation letter on the satisfaction of the closing conditions (the format and contents shall be substantially consistent with Exhibit I) in respect of the Transaction, confirming that all the closing conditions under this Article 2.1 have been satisfied.

Article 2.2            Waived Conditions Precedent to Closing

If any of the Investors waives any of the Conditions Precedent to Closing based on the undertakings of the Guarantors, such undertakings shall be deemed as obligations to be performed by the Guarantors in a timely manner after the Closing, and shall be performed by the Guarantors within the time limit then agreed upon by the Guarantor and such Investor.

Chapter 3       Representations and Warranties

Article 3.1            Representations and Warranties of Guarantors

The Target Company, Cayman Co, the German Subsidiary and the Founders (collectively, the “Guarantors”, and each a “Guarantor”) shall severally and jointly make representations and warranties to the Investor as set out in Appendix C-1 hereto (other than the representations and warranties provided under the Restructuring Framework Agreement) and warrant that such representations and warranties are true, complete and accurate from the date of this Agreement to the Closing Date.

Article 3.2            Representations and Warranties of Investors

From the execution date of this Agreement to the Closing Date, the Investors shall severally, but not jointly, make representations and warranties as set out in Appendix C-2 hereto to the other Parties, respectively.

Chapter 4       Undertakings

Article 4.1           Transitional Undertakings

The Guarantors undertake to the Investor, jointly and severally, that, from the date of this Agreement to the date of completion of the conversion or the date of termination of this Agreement (whichever is earlier), except with the prior written consent of the Investor or otherwise expressly provided herein, or otherwise in accordance with the terms of the Restructuring Framework Agreement:

4.1.1	the Guarantors shall not engage in, permit or procure any act or omission which would constitute or render any of the representations, warranties or undertakings made under Article 3.1 hereof and this Chapter 4 being untrue, inaccurate or violated in any material respect;

4.1.2	the Guarantors shall take all reasonable measures to preserve and protect the Group’s assets, operate the Principal Business of the Group and maintain the relationship with suppliers, partners, customers and employees in the normal course of business in a manner consistent with the past practices and prudent business practices to ensure the normal operation of the Group, and ensure that there will be no material adverse changes in the Group’s goodwill and operations;

4.1.3	the Guarantors shall make optimal efforts to procure the transactions hereunder, and shall not take any act or omission which obstructs or unduly delays the transactions hereunder. The Guarantors shall take all necessary actions and execute all necessary documents and instruments in order to perform any of the provisions of this Agreement (including but not limited to the satisfaction of the Conditions Precedent to Closing as stipulated in Article 2.1);

4.1.4	the Guarantors shall give the Investor (and its designated third-party intermediary) the right to access the Group’s creditors, customers, partners, financial advisers, accountants and other advisers and shall assist the Investor in obtaining such information as it reasonably requires in connection with any aspect of the Group such as finance, operations and/or business. In addition, the Guarantors shall immediately notify the Investor of any material litigation, arbitration or administrative proceedings which have occurred or which to its knowledge may occur in relation to the Group or its assets, business and/or revenues. Neither the right of access provided to the Investor hereunder nor the review of the information provided by the Investor shall in any way affect or limit any representations and warranties made by any of the Guarantors hereunder;

4.1.5	Unless the Investor has given the prior written consent, the Guarantors and any of its affiliates, officers, directors, representatives or agents shall not: (1) solicit, initiate, consider, encourage or accept any proposal or offer from any person in relation to (a) new financing conducted by the Group Company which may adversely affect the Transaction during the period from the date of this Agreement to the Closing Date or the date of termination of this Agreement, whichever is earlier; or (b) any transaction relating to the purchase or otherwise acquisition of all or any part of the equity interest or assets of the Group; or (c) entering into of any merger, consolidation or other business combination with the Group; and (2) participate in any discussions, conversations, negotiations and other communications relating to the foregoing, or provide any information to any other person relating to the foregoing, or cooperate, assist or participate in any other way, facilitate or encourage any effort or attempt by any other person to provide any information relating to the foregoing; provided that the relevant activities for the purpose of the restructuring of the Group Company under the Restructuring Framework Agreement, the preparation for the listing of the Group Company and the provision of the Offshore Co-investor CN Loan to the Group Company by the Offshore Co-investors are not subject to this provision. The Guarantors shall immediately cease and shall procure the termination of all existing discussions, conversations, negotiations and other exchanges with any person in relation to any of the foregoing conducted prior to this Agreement. The Guarantors shall immediately notify the Investor if it makes or receives any such proposal or offer, or makes any inquiry or other contact with any person in relation to the foregoing;

4.1.6	Without the prior written consent of the Investor, each Group Company shall not (for the purposes of this paragraph 4.1.6, the definition of “Company” shall include the Target Company and other Group Company) take the following actions, unless otherwise provided for under the Restructuring Framework Agreement or otherwise expressly provided herein:

(1)	merger, division, dissolution, liquidation or change of corporate form, any merger, acquisition, consolidation or other conversion, restructuring or reorganization or reorganization of the Company, or any transaction that results in a change of control of the Company;

(2)	amendment to the Articles of Association;

(3)	increasing or decreasing the registered capital of the Company (including any grant or issue of any options or subscription rights which may result in the issue of new shares by the Company in the future or the dilution or reduction of the effective equity interest of the Investors in the Company), and increasing or decreasing the registered capital as a result of share incentive;

(4)	creating or authorizing the creation of any convertible or exercisable securities by the Company, which, upon conversion or exercise, shall bear more preferred or equal rights or privileges over the equity interest in the Company held by the Investors after the debt-to-equity swap, except for convertible or exercisable securities that are created or authorized to be created under the Offshore Co-investor Note Agreement;

(5)	the distribution of dividends and profits by the Company to its shareholders;

(6)	share repurchase by the Company for any reason (except for any share repurchase pursuant to the Employee Incentive Scheme);

(7)	changes in the number of members of the board of directors or the appointment of executive directors;

(8)	sales, mortgage, pledge, lease, transfer or otherwise disposal of any assets and/or business of the Company (except for disposal as part of the ordinary and usual course of business);

(9)	declaration of bankruptcy of the Company or appointment of receiver, liquidator, legal management personnel or similar officer for the company.

Article 4.2           Post-closing Undertakings

Unless the acts conducted in accordance with this Agreement, the matters provided under the Restructuring Framework Agreement or with the prior written consent of the Investor, the Guarantors separately and jointly undertake to the Investor that: upon Closing,

4.2.1	the Group shall comply with all applicable laws (including but not limited to the anti-corruption law and the trade control law) to ensure that each Group Company shall continue to operate legally, and obtain and maintain all governmental approvals, permits, filings and other permits and consents required for its operations, and shall use its best endeavors to obtain licenses, authorizations, approvals or filings required for its operation within the required period or such longer period as agreed upon by the Investors when the laws or governmental authorities of China expressly require the Group to obtain such licenses, authorizations, approvals or filings;

4.2.2	the Group shall take all necessary measures to protect and maintain the intellectual property rights it owns and use any intellectual property rights (including but not limited to trade name, trademark, domain name, integrated circuit layout design, patent, and office software) in a legal manner, including but not limited to: (1) submitting applications to competent authorities in a timely manner for trade name, trademark, and new technology for which the Group Company reasonably determines that intellectual property rights can be applied for; (2) consulting trademark attorney and/or agent in a timely manner for the trademarks that will continue to be used in future business operations and take reasonable measures to obtain corresponding trademark rights protection thereafter; and (3) adopting other reasonable and effective solutions for intellectual property rights for which the Group’s applications are finally rejected (for trademarks, including but not limited to submitting review applications or trademark administrative proceedings, submitting corresponding alternative trademarks for registration, acquiring trademarks from holders of earlier registered trademarks, or changing the corresponding brand name for trademarks for which the application for intellectual property rights ultimately fails), to ensure that the Group does not infringe on third-party intellectual property rights in the course of business operation, and shall take all effective measures to protect the Group’s intellectual property rights;

4.2.3	any intellectual property right acquired by any of the Founders or the Group in connection with the Group’s business after the date of this Agreement, and any licenses or rights to such intellectual property rights shall be held by the Group as the sole owner or right holder. The Group shall complete all necessary or feasible registrations for such intellectual property rights as soon as practicable, and the Founders shall actively provide all necessary assistance in connection therewith;

4.2.4	the Group and the Founders shall take all reasonable measures to preserve and protect the assets of the Group, operate the Principal Business and maintain the relationship with suppliers, partners, customers and employees in the normal course of business in a manner consistent with the previous practice and prudent business practice to ensure the normal operation of the Group, and ensure that there will be no material adverse change in the goodwill or operation of the Group;

4.2.5	the Group shall continuously pay social insurance and contributions to the housing provident fund in full and on time for all employees in accordance with the standards stipulated by laws, and withhold and pay individual income tax in full and on time in accordance with the laws;

4.2.6	the Group shall prepare and submit the national and local tax returns in accordance with applicable laws and regulations and the requirements of competent Governmental Authority on a timely basis. The Group shall, either before or after the Closing Date, pay taxes due in accordance with applicable laws, regulations and tax returns;

4.2.7	the Group and the Founders shall promptly notify the Investors in writing of any event, fact, condition, change or other circumstance that has or may have a material adverse effect on the Group;

4.2.8	the Group and the Founders agree and undertake that the transactions (if any) between the Group and its existing shareholders and their affiliates shall be based on fair market prices and conditions in the same industry;

4.2.9	if any Group Company intends to engage in a business for which a value-added telecommunications business license is required, such Group Company shall carry out the relevant business after obtaining the relevant value-added telecommunications business license. If the Group suffers any penalties or other losses as a result of the failure of such Group Company to obtain the value-added telecommunications business license, the Founders shall make up consequential losses of the Group and shall be liable for the consequential losses of the Investors (if any);

4.2.10	the Group undertakes that it shall strictly comply with the relevant provisions of the Cybersecurity Law. If the Group is subject to any penalties or losses due to its violation of the Cybersecurity Law (including but not limited to the provisions on the collection and use of personal information), the Founders shall make up the consequential losses of the Target Company in favor of the Group, and shall be liable for consequential losses of the Investors (if any);

4.2.11	if the Target Company is subject to any penalties or other measures due to any non-compliance in respect to social security or provident fund, the Founders shall make up the consequential losses of the Target Company in favor of the Target Company, and shall be liable for consequential losses of the Investors (if any);

4.2.12	in the event that any Group Company suffers penalties or other losses due to unauthorized operation of business in any place other than its domicile address, the Founders shall make up the consequential losses in favor of the Group, and shall be liable for consequential losses of the Investors (if any), in which case the Group undertakes that it will rectify such unauthorized operation of business prior to the listing to ensure that the listing would not be affected thereby;

4.2.13	the Group shall enter into full-time labor contracts or employment contracts with all employees in accordance with applicable laws, and enters into confidentiality agreements and non-competition agreements containing a clause on intellectual property rights ownership with its senior management, technical and R&D personnel;

4.2.14	unless otherwise agreed in writing by the Investors, during the period from the Closing Date to first (1st) anniversary of the Qualified IPO, the Founders shall work in the Group on a full-time basis, continue and fully engage in the business of the Group and use their best endeavors to develop the business of the Group, and protect the interests of the Group, and shall not engage in or participate in any other business materially waste their working hours (whether or not such business is in competition with the business of the Group);

4.2.15	the Group shall complete the Red Chip Restructuring as soon as possible in accordance with the Restructuring Framework Agreement. The Guarantors shall also notify the Investors of each milestone of the Red Chip Restructuring in writing. and promptly provide the Investors with such documents and information relating to the Red Chip Restructuring as they may reasonably request from time to time;

4.2.16	the Group Company shall ensure that the Founders and the employees of the Company will not violate any contract to which they are a party or any undertaking binding on them (including but not limited to confidentiality obligations and non-competition obligations) or violate the legal rights of their former employers or other holders of intellectual property rights;

4.2.17	Cayman Co shall complete a wholly-owned acquisition of US Co before the date falling six (6) months after the Closing or the date on which the Group completes the formal filing of the initial public offering, whichever is earlier;

4.2.18	Rui Ding Related Loan shall be repaid in full before the date falling six (6) months after the Closing or the date on which the Group completes the formal filing of the initial public offering, whichever is earlier;

4.2.19	the Target Company shall, before the date falling three (3) months after the Closing or the date on which the Group completes the formal filing of the initial public offering, whichever is earlier, but not earlier than the date on which HK Co completes the acquisition of the entire equity interest in the Target Company pursuant to the Restructuring Framework Agreement, transfer its entire equity interest in the German Subsidiary to Cayman Co and cancel its overseas investment certificate; and

4.2.20	the Group has the right to adjust the shareholding structure of the German Subsidiary for the purpose of the Red Chip Restructuring, provided that the Group shall ensure that the German Subsidiary remains wholly owned by the Target Company or Cayman Co directly or indirectly.

Chapter 5       Coming into Force, Supplement, Amendment, Alteration and Termination

Article 5.1           Coming into Force

This Agreement shall become effective after being signed by the Parties or their legal representatives and being affixed with common seals by the Parties (other than natural persons).

Article 5.2           Supplement

The Parties shall otherwise enter into supplemental agreements for matters not mentioned herein, and any such supplemental agreement shall have the same legal effect as this Agreement.

Article 5.3           Amendment and Alteration

This Agreement may be amended or altered through mutual agreement of the Parties hereto. Any amendment to or alteration of this Agreement shall not come into force unless it is made in writing, signed by the Parties hereto or their legal representatives and affixed with common seals by the Parties (other than natural persons).

Article 5.4           Termination

This Agreement may be terminated, if:

5.4.1	with respect to any investor, the Company and the Investor mutually agree in writing to terminate this Agreement and determine when such termination takes effect;

5.4.2	any Investor may terminate the parts of this Agreement related to such Investor by giving a written notice to the other Parties, stating the effective date of such termination (such termination shall not, for the avoidance of doubt, affect the rights and obligations of the other Investors hereunder and the rights and obligations of the Company and other Parties in relation thereto) if any of the following circumstances occurs prior to the Closing Date:

(1)	the representations or warranties of any of the Guarantors (but not limited to the representations and warranties set out in Appendix C-1) were materially untrue or materially omitted at the time they were made or at the Closing Date;

(2)	any of the Guarantors is in breach of the covenants, undertakings (including but not limited to the undertakings set out in Chapter 4) and obligations hereunder, and fails to take effective remedial measures within 30 days after the date of receipt of the written notice from the Investor requesting rectification;

(3)	Closing does not occur within forty-five (45) days after the date of this Agreement.

5.4.3	any of the Investors may terminate this Agreement by giving a written notice to the other Parties, stating the effective date of such termination (for the avoidance of doubt, such termination shall not affect the rights and obligations of the other Investors hereunder and the rights and obligations of the Company and other Parties in relation thereto) if any of the following circumstances occurs (unless due to the matters provided under the Restructuring Framework Agreement) from the Closing Date to the completion of the conversion:

(1)	the representations or warranties of any of the Guarantors (including but not limited to the representations and warranties set out in Appendix C-1) are untrue, inaccurate, or misleading or contain omissions in any material respect at the time they were made or prior to the completion of the conversion;

(2)	any of the Guarantors is in breach of the covenants, undertakings (including but not limited to the undertakings set out in Chapter 4) and obligations under the Transaction Documents, and fails to take effective remedial measures within thirty (30) days after the date of receipt of the written notice from the Investor requesting rectification;

(3)	any existing shareholder requests to exercise the repurchase rights pursuant to Article 5.9 of the Transition Agreement;

(4)	the Target Company is closed down, dissolved, liquidated, has its business license revoked, has entered into any voluntary or compulsory bankruptcy proceedings, or has been declared bankrupt by the court or other Governmental Authority, or engages in other circumstances that seriously affect or may seriously affect its operation capacity and business reputation; or

(5)	the combination or merger or acquisition of the Target Company with or into any other entity occurs, as a result of which all shareholders of the Target Company before such combination, merger or acquisition transactions hold less than fifty percent (50%) of equity interest in the surviving entity after such transactions; or the Target Company sells, transfers, charges, pledges or otherwise dispose of all or substantially all of assets of the Group (including the sale or exclusive licensing of all or substantially all of the Group’s intellectual property rights to third parties).

5.4.4	If a Party or its affiliate: (i) becomes a restricted party; (ii) is included in the Restricted Parties List; or (iii) violates the anti-corruption law as a result of the Transaction before the Closing Date or from the Closing Date to the completion of the conversion, any other Investor not affected by the foregoing events may terminate this Agreement by giving written notice to other Parties, specifying the effective date of such termination (for the avoidance of doubt, such termination shall not affect the rights and obligations of other Investors hereunder and the rights and obligations of the Company and other Parties in relation thereto).

Article 5.5           Effect of Termination

5.5.1	Upon the termination of this Agreement by the relevant Party hereto in accordance with Article 5.4 above, and unless then otherwise agreed by other Parties, such terminating Party shall return the consideration hereunder received from the other Party on a fair, reasonable and good-faith basis and do its best to restore the Transaction to the state when this Agreement is signed. In particular, if this Agreement is terminated in accordance with paragraph 5.4.3 above, the Convertible Note Term corresponding to the Investor who exercises the right of termination will expire early, and the Target Company shall immediately repay to such Investor the principal of the Convertible Note and interest accrued thereon.

5.5.2	Upon termination of this Agreement in accordance with Article 5.4 above, all rights and obligations of each terminating Party hereunder shall cease among the terminating Parties, and each of the aforesaid Parties shall have no other right of claim against the other Parties under or in connection with the termination of this Agreement without prejudice to the liabilities already accrued prior to such termination. Article 5.5, and Chapter 6 to Chapter 10 hereof shall survive after termination of this Agreement.

Chapter 6       Liabilities for Breach of Contract

Article 6.1           General Indemnity

The Guarantors shall be severally and jointly liable for any direct or indirect loss of the Investor as a consequence of violation by any Guarantor of its representations, warranties, undertakings, obligations or any other covenants hereunder, and shall take corresponding measures to hold the Investor harmless from any further loss.

Article 6.2           Special Indemnity

Notwithstanding any other provision of this agreement, in the event that (a) Cayman Co fails to complete the wholly-owned acquisition of US Co in accordance with paragraph 4.2.17 hereof, or (b) the PRC-based Group Company fails to make social insurance and housing provident fund contributions for its employees in accordance with the laws prior to the Closing, or (c) any of the Guarantors breaches the representations and warranties made pursuant to Article 3.1 hereof in respect of any of the following matters, and any losses are incurred directly or indirectly by the Investor as a result of the foregoing, whether or not disclosed to the Investor, the Guarantors shall severally and jointly be liable to the Investor for any such loss, and shall take corresponding measures to hold the Investor harmless from any further losses: (1) disputes between any of the Founders and their former employers; (2) disputes over any intellectual property right of the Group Company; or (3) the Group Company fails to settle the debts (if any) that have fall overdue as of the Closing Date.

Article 6.3           Limit of Indemnity

The Parties acknowledge and agree that, whether or not otherwise agreed herein, all liabilities of the Founders hereunder (including but not limited to the joint liability guarantee for the repayment of the Convertible Note by the Target Company, and the indemnity liabilities under Articles 6.1 and 6.2 hereof) shall be limited to the then fair value of the entire equity interest in the Group Company directly and indirectly held by the Founders.

Chapter 7       Confidentiality

Article 7.1           Confidential Information

Each Party undertakes to the other Parties that it will not disclose confidential information to any third party without the prior written consent of the relevant party, and each Party shall procure its respective directors, officers, employees, agents, consultants, professional advisers and affiliates and their respective directors, officers, employees, agents, consultants and professional advisers, to comply with the foregoing provision.

Article 7.2           Publicity

After the Closing of the Transaction, if any Party intends to disclose the Transaction to the public at a press conference, industry or professional media, marketing materials or by other means, it shall negotiate with the Investor in advance to confirm the publicity plan (including but not limited to the scope of the disclosable information, and the content of the press release, etc.). Without the prior written consent of the Investor, neither Party shall disclose the Transaction beyond the publicity plan confirmed by the Investor.

Article 7.3           Exceptions

The information disclosed shall not be subject to the restrictions set out in Chapter 7 above if: (1) any information is required to be disclosed or used by the laws or any regulatory authority of the PRC, or is required to be disclosed or used by any judicial proceedings arising from this Agreement or any other agreement entered into hereunder, or is reasonably disclosed to the tax authority, provided that the disclosing party shall discuss with other parties about the disclosure and submission of the information within a reasonable time prior to such disclosure or submission, and shall, if any other Party requests to disclose or submit such information, request the receiving party to treat the disclosed or submitted information in confidence as strictly as possible; (2) any information is in the public domain for reasons not attributable to the Parties hereto; (3) any Party discloses the Transaction to its affiliates, investors, partners, fund managers, investment banks, lenders, accountants, legal advisers, and bona fide potential investors, provided that the individuals or institutions coming to knowledge of the information shall agree to assume the obligations of confidential information not less favorable than those stipulated in this Chapter 7; and (4) any information is disclosed or used with prior written consent of all other Parties.

Chapter 8       Notice

Article 8.1           Means of Notification

Any notice or other communication to be given by one Party to other Parties in connection with this Agreement (the “Notice”) shall be in writing. For the purpose of serving the notice, the contact details of the Parties are set forth in Appendix D hereto.

Article 8.2           Service

Notices given in any written communications specified in Article 8.1 hereof shall be deemed to have been served as follows: (1) any notice by hand shall be deemed to have been served when it is receipted for by the recipient, otherwise it shall not be deemed to have been validly served; (2) any notice that may be sent by post shall be sent by registered mail or express courier, and shall be deemed to have been served on the seventh (7th) day after the posting; and (3) any notice given by electronic mail shall be deemed to have been served when it is delivered to the recipient

Article 8.3           Change of Address

If the mailing address or number of a Party changes (the "Changing Party"), it shall notify other Parties within seven (7) days after the occurrence of such change. If the Changing Party fails to do so in a timely manner, the notice sent by other Parties to the Changing Party at the original address shall be deemed to have been served.

Chapter 9       Governing Law and Dispute Resolution

Article 9.1           Governing Law

The conclusion, validity, performance, interpretation and dispute resolution of this Agreement shall be governed by and construed in accordance with the PRC Law. If the PRC Law in force do not provide for specific matters relating to this Agreement, such matter shall be addressed with reference to general international business practices, to the extent permitted by the PRC Law.

Article 9.2           Dispute Resolution

Any dispute arising out of or in connection with this Agreement (the “Dispute”) shall be referred by any Party hereto to the China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing in accordance with the arbitration rules of CIETAC in force at the time of the application for arbitration. The arbitration tribunal shall consist of three arbitrators. The claimant and the respondent shall have the right to appoint one arbitrator respectively, and the remaining arbitrator shall be determined in accordance with the then prevailing arbitration rules. An arbitration award is final and binding on all parties to the arbitration. The Parties shall remain entitled to their respective other rights hereunder, and shall continue to perform their respective obligations hereunder in the course of dispute resolution.

Chapter 10       Miscellaneous

Article 10.1         Name and Brand of Investor

No other Party shall use, publish or reproduce the name, trade name, trademark, logo and/or brand of the Investor and its affiliates, or purport to be a partner of the Investor or an affiliate of the Investor, or make a similar statement, or declare that any product or service provided by it has been endorsed or supported by the Investor or any of its affiliates, or make a similar statement, without the written consent of the Investor, whether or not the Investor is a then shareholder of the Target Company. Without the written approval of the Investor, no other Party shall procure a third party to be aware of the Investor’s investment in the Target Company by way of press release, announcement or other disclosure.

Article 10.2         Entire Agreement and Validity

Exhibits hereto form an integral part of this Agreement and are complementary to and have the same legal effects as the body of this Agreement. This Agreement, other Transaction Documents and exhibits hereto and thereto constitute the entire agreement of the Parties with respect to the Transaction and supersede any prior agreement, letter of intent, memorandum of understanding, representation or other obligation (whether in writing or orally, including various forms of communication) of the Parties with respect to the Transaction, and this Agreement (as altered, supplemented or amended) and other Transaction Documents contain the sole and entire agreements of the Parties in respect of the subject matter hereunder. If any provision of this Agreement is or becomes invalid or unenforceable due to the PRC Law applicable to it, such provision shall be deemed not to exist from the beginning, and shall not affect the validity of the other provisions of this Agreement, and the Parties hereto shall, to the extent permitted by laws, negotiate and conclude a new provision to ensure that the intention of the original provision is achieved to the greatest extent possible.

Article 10.3         Assignment of Rights and Obligations

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties. The investor has the right to assign and transfer its rights, interests and obligations hereunder to its affiliates. Save as aforesaid, neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of other Parties.

Article 10.4         No Waiver

Unless otherwise provided herein, the failure or delay by a Party in exercising its rights, powers or privileges hereunder shall not constitute a waiver of such rights, powers and privileges, and the exercise of such rights, powers and privileges, whether in whole or in part, shall not preclude the exercise of any other rights, powers and privileges.

Article 10.5         Assumption of Expenses

If Investor 1 completes the Closing, or Investor 1 fails to complete the Closing for any reason attributable to any Guarantor, the Target Company shall bear the expenses of Investor 1’s external audit and lawyers for business due diligence and evaluation, legal due diligence and drafting of investment documents and other activities for the purpose of the transactions hereunder, provided that the Target Company shall bear the expenses of Investor 1 in aggregate not exceeding three hundred thousand Chinese yuan (RMB300, 000) in accordance with this provision, In addition, each Party shall bear its own costs and expenses incurred in connection with the transactions hereunder.

Article 10.6         Use of Name of Group Company

After the Closing Date, each Group Company hereby grants the Investor and its affiliates a license to use company name, trade name, trademark, product or service name, domain name, pattern mark, marking or/and logo of Group Companies in their respective marketing materials, provided that such use by the Investor and its affiliates shall be limited to the purpose of disclosing investment of Investor 1 in the Group Company.

Article 10.7         Language and Counterpart

This Agreement is written in the Chinese language in seven (7) counterparts with each Party holding one (1) counterpart. Each counterpart shall have the same effect.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, this Convertible Note Investment Agreement has been duly executed by the undersigned or their duly authorized representatives as of the date first written above.

Beijing X-Charge Technology Co., Ltd.

Beijing X-Charge Technology Co., Ltd. (seal)

Signature:	/s/ Rui Ding
Name: Rui Ding
Title: Legal representative

XCHG Limited

Signature:	/s/ Yifei Hou
Name: Yifei Hou
Title: Director

XCharge Europe GmbH

Signature:	/s/ Yifei Hou
Name: Yifei Hou
Title: Managing Director

Beijing X-Charge Technology Co., Ltd.

Execution page of the Convertible Note Investment Agreement

IN WITNESS WHEREOF, this Convertible Note Investment Agreement has been duly executed by the undersigned or their duly authorized representatives as of the date first written above.

Rui Ding

Signature:	/s/ Rui Ding

Yifei Hou

Signature:	/s/ Yifei Hou

Beijing X-Charge Technology Co., Ltd.

Execution page of the Convertible Note Investment Agreement

IN WITNESS WHEREOF, this Convertible Note Investment Agreement has been duly executed by the undersigned or their duly authorized representatives as of the date first written above.

Wuxi Shenqi Leye Private Equity Funds Partnership L.P.
(Seal)

Wuxi Shenqi Leye Private Equity Funds Partnership L.P. (seal)

Signature:	/s/ Lihua Fu
Name: Lihua Fu
Position: Representative of Executive Partner

Beijing X-Charge Technology Co., Ltd.

Execution page of the Convertible Note Investment Agreement

IN WITNESS WHEREOF, this Convertible Note Investment Agreement has been duly executed by the undersigned or their duly authorized representatives as of the date first written above.

Shell Ventures Company Limited (Seal)

Signature:	/s/ Qi Ren
Name: Qi Ren
Position: Legal representative

Beijing X-Charge Technology Co., Ltd.

Execution page of the Convertible Note Investment Agreement

Appendix A       Definitions

“ODI Formalities”	means the filing and cross-currency exchange formalities for overseas investments by domestic institutions, including but not limited to the filing, registration or approval formalities with the NDRC, the commerce authority, the foreign exchange administration authority and/or the designated foreign exchange banks.
“Confidential Information”	means (a) the following confidential or proprietary information relating to any Group Company or other Party: organization, business, technology, finance, customers, suppliers, transactions or affairs, or their respective directors, officers or employees (whether or not such information is provided in writing, orally or otherwise prior to, on or after the date of this Agreement); (b) all information relating to the Transaction, including the terms of the Transaction Documents, and the identities of the parties to the Transaction and their respective affiliates; and (c) information or materials prepared by or on behalf of a Party that contain or otherwise reflect confidential information or derived from confidential information.
“Transaction”	means the provision of the Convertible Note by the Investor to the Target Company in accordance with this Agreement, and the performance of all the debt-to-equity swaps in accordance with the terms, conditions and procedures stipulated in this Agreement.
“on a fully diluted basis” or “fully-diluted”	means the number of equity interests then issued or committed and reserved by Cayman Co, all equity interests, option arrangements (if any), warrant arrangements (if any), various arrangements (if any) convertible into equity interests and the effect of anti-dilution provisions (if any) that may be contained in the previous financing (excluding, for the avoidance of doubt, the Reserved Incentive Shares II, etc.).
“Laws”	means the national, international, state, provincial, local or similar statutes, laws, decrees, regulations, rules, standards, orders, directives, administrative regulations and the rules for the issuance and trading of securities on the relevant stock exchanges of China or other countries outside China.
“Anti-Corruption Law”	means (a) the principles stipulated in the Convention on Combating Bribery of Foreign Public Officials in International Business Transaction of the Organization for Economic Co-operation and Development, as well as the explanatory notes to the Convention, and (b) the laws of the countries where places of incorporation, principal places of business, and the places of registration of issues of securities of the Parties are located, and laws of the countries where places of incorporation, principal places of business, and the places of registration of issues of securities of the ultimate parent companies of the Parties are located that prohibit tax evasion, money laundering or other proceeds from criminal or bribery, or provide illegal remuneration, facilitation payments or other benefits to government officials or other personnel.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

“Liabilities”	means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, due or outstanding, ascertained or unascertained, including liabilities arising under any law, demand or government order and those arising under any contract, agreement, promise or undertaking.
“Business Day”	means any day other than Saturday, Sunday or other day on which banks in China are required or authorized by the laws of China to close.
“Transition Agreement”	means the shareholders’ and convertible note investors’ rights agreement entered into by the Target Company, each of the existing shareholders, the Investors and other interested parties on the same day as the execution date of this Agreement, the form and content of which are set out in Exhibit III.
“Affiliate”	means, with respect to any person, any other person, directly or indirectly, controlling or controlled by or under common control with such person; and, for the avoidance of doubt: (a) in relation to any person who is a natural person, affiliate also includes his/her spouse, parents, children and their spouses, siblings and their spouses, parents of the spouse, siblings of the spouse, parents of the children’s spouses, trustees of any trust of which such natural person or his/her immediate family members are beneficiaries or discretionary objects, or any person controlled by the above persons shall also be deemed as an affiliate; (b) in relation to the Investor, affiliates shall include: (i) shareholders of the Investor; (ii) any entity or individual (including, where applicable, any general partner or limited partner) who has a direct or indirect interest in the Investor or any of its fund managers; (iii) any entity or individual that directly or indirectly controls, is controlled by, is under common control with, or is managed by, the Investor or its fund manager; (iv) a relative of any natural person referred to in (i) above; and (v) any trust controlled by or for the benefit of such individuals.
“Related-party Transaction”	means transactions between any Group Company and the following persons (other than transactions between each Group Company): (a) any shareholder, de facto controller, director, supervisor or senior management of any Group Company; and (b) affiliates of the persons referred to in (a) and directors, supervisors or senior management of these affiliates.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

“Qualified IPO”	as defined in Article 5.10.1 of the Transitional Agreement.
“Core Employee”	means employees as shown in Appendix E hereto.
“Group”	means all Group Companies.
“Group Company”	means the Target Company, Cayman Co, Xcar Limited, Xcharge HK Limited, Xcharge Europe GmbH, US Co, Shaanxi Yuefeng Ruijia Construction Engineering Co., Ltd., Beijing Yichong Technology Co., Ltd. and other persons (if any) directly or indirectly controlled by the aforementioned entities in the future.
“Transaction Document”	means this Agreement, the Transition Agreement and other legal documents in relation to the closing of the convertible notes (for the avoidance of doubt, excluding any documents such as the shareholders’ agreement or articles of association of Cayman Co in relation to the debt-to-equity swap) as provided in this Agreement and all amendments to such documents.
“Control”	means, with respect to the relationship between or among two or more persons, the possession, whether or not actually exercised, directly, indirectly, or as trustee or executor, of the power to direct or cause the direction of business, affairs, management or decision-making of a person, whether through the ownership of equity, voting right or voting securities, or as trustee or executor, and whether by contract, agreements, arrangements, trust arrangements or otherwise, including but not limited to: (a) the direct or indirect ownership of 50 per cent (50%) or more of the issued shares or equity interests of such person; (b) the direct or indirect ownership of 50 per cent (50%) or more of the voting rights of such person; or (c) the direct or indirect right to appoint a majority of the members of the board of directors or similar governing body of such person. “Controlled by” and “under common control with” shall be interpreted accordingly.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

“Trade Control Law”	means applicable trade or economic sanctions or embargoes, restricted parties lists, trade control laws relating to the import and export of goods, re-export, transfer or trade in goods, services or technology, anti-boycott laws and other similar regulations, rules, restrictions, orders or requirements relating to the foregoing, including but not limited to laws, regulations or requirements of EU, the United Kingdom, the United States or other governments applicable to this Agreement or to a party involved in the performance of this Agreement.
“Restricted Party”	means (i) an individual, entity or organization subject to national, regional or multilateral trade or economic sanctions under the trade control law; or (ii) an individual, legal person, entity or organization, including its/her/his affiliates, directors, officers or employees, directly or indirectly owned or controlled by, or acting on behalf of, such individual, entity or organization.
“US Dollars” or “USD”	means the lawful currency of the United States.
“Encumbrance”	means any security interest, pledge, charge, lien (including but not limited to tax preference, right of withdrawal and subrogation), lease, license, debt burden, priority arrangement, restrictive undertaking, condition or restriction of any kind, including but not limited to any restriction on the use, voting, transfer, gain or other exercise of any interest in the ownership.
“Renminbi” or “RMB”	means the lawful currency of the PRC.
“Person”	means any individual, partnership, company, limited liability company, joint stock limited company, association, trust, cooperative organization, governmental department, unincorporated organization, other foundation, corporation aggregate, unincorporated organization, or other entity.
“Trade Secret”	means trade secrets, know-how, and other confidential or proprietary technologies, businesses and other information, including business processes, business models, manufacturing and production processes and know-how, research and development information, technologies, drawings, specifications, designs, plans, solutions, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier directories and information, and all rights to restrict the use or disclosure of the foregoing in any jurisdiction.
“Restricted Party”	means (i) an individual, entity or organization subject to national, regional or multilateral trade or economic sanctions under the trade control law; or (ii) an individual, legal person, entity or organization, including its/her/his affiliates, directors, officers or employees, directly or indirectly owned or controlled by, or acting on behalf of, such individual, entity or organization.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

“Tax”	means any and all taxes, fees, levies, duties and other charges of any kind levied by the tax authorities or other similar government authorities (together with any and all late fees, fines or penalties, surcharges and additional sums received as a result thereof), including but not limited to taxes or other charges levied on income, royalties, incidental income or other profits, gross income, property, sales, use, wages, employment, social security, unemployment compensation or net worth; taxes or other charges that are of the nature of consumption tax, withholding tax, transfer tax, VAT or business tax; license, registration and documentation fees; and duties, taxes and similar charges.
“Tax Authority”	means any national, international, state, provincial or local government authority having jurisdiction over the administration, assessment, determination, collection or other levies of taxes inside and outside China.
“Loss”	means liabilities, losses, damages, claims, fees and expenses, interest, penalties and taxes.
“Knowledge”	means the maximum extent of knowledge acquired by a person after due investigation.
“Claim”	means any claim, legal proceeding, demand, audit, inquiry, investigation, request, hearing, violation notice, litigation, action, proceeding or arbitration, whether civil, criminal, administrative or otherwise.
“Governmental Authority”	means any international, national, state, provincial, local or other similar government, or governmental, regulatory or executive organ or commission exercising administrative functions or similar governmental authority or any court, tribunal or judicial or arbitration institution in or outside the PRC.
“Governmental Official”	means an officer or employee of any government or government agency (at any level) , ministry or department; any individual exercising official functions of the government regardless of rank or position; officials or employees of companies wholly or partly controlled by the government (such as state-owned oil companies), a political party or any official of a political party; a candidate for any political office, or an officer or employee of any international public organization, such as the United Nations or the World Bank; and the immediate family members (i.e. spouse, dependent children, siblings, parents or family members) of any of the above.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

“Government Order”	means any order, writ, judgment, injunction, decree, ruling, decision, verdict or award made, issued or entered by or with any Governmental Authority.
“Intellectual Property Right”	means all rights derived from or relating to the following in the world, whether protected, created or derived under the PRC law or other foreign law: (a) inventions, whether patentable or not, actually used or not or application for patent submitted or not; (b) patents, patent applications, registration of inventions or any improvements thereof; (c) trademarks, service marks, trade descriptions, trade names, company names or goodwill, whether registered or not; (d) copyright (whether registered or not), copyright registration or copyright registration application; (e) software and official account for social media software; (f) trade secrets, business information (whether confidential or not), proprietary technology or non-patented technology; (g) industrial design, whether registered or not; (h) database and data; (i) domain name; (j) any form of carrier of any of the foregoing; (k) any right to acquire or apply for patent rights or registered trademark rights, copyrights and domain names; and (l) the right to claim damages, costs or attorneys’ fees in connection with infringement or abuse of any of the foregoing.
“PRC”	means the People’s Republic of China, and for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region of the People’s Republic of China, the Macau Special Administrative Region of the People’s Republic of China, and the Taiwan region.
“PRC Law”	means all laws, administrative regulations, rules, regulations, policy documents, and regulations, decisions, and policy documents of the local government or authorities thereof then in force in the PRC.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

“Material Adverse Effect”	means, other than those caused by or reasonably expected to be caused by the matters stipulated under the Restructuring Framework Agreement, (a) any guarantor enters bankruptcy proceedings, conducts liquidation, winding-up, restructuring or debt restructuring, and sells material assets; or (b) any Group Company loses any material permits, qualifications, certificates or licenses required for carrying on its business activities; or (c) any circumstances, changes or effects involving any of the Guarantors occurs, which, individually, aggregately, directly or indirectly: (i) have or could reasonably be expected to have a material adverse effect on the existence, business, assets, intellectual property, liabilities (including but not limited to contingent liabilities), financial position, operating results or trading prospects of any Group Company; or (ii) have or could reasonably be expected to have a material adverse effect on the qualification, license or ability of any Group Company to carry on its current business; or (iii) have or could reasonably be expected to have a material adverse effect on the validity, binding effect, and performance of the Transaction Documents or on the Qualified IPO of any Group Company.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

Appendix B       Registered Capital and Percentage of Shares To Which Shareholders are Entitled as at the Date of This Agreement

Shareholder	Capital commitment (USD)	Paid-up registered capital (USD)	Capital contribution ratio
Rui Ding	1,399,900	1,399,900	20.21%
Yifei Hou	787,435	787,435	11.37%
Beijing X-Charge Management Consulting Center (Limited Partnership)	500,000	500,000	7.22%
Suzhou Eastern Bell III Investment Center (Limited Partnership)	125,000	125,000	1.80%
Suzhou Eastern Bell Longyu Investment Center (Limited Partnership)	125,000	125,000	1.80%
Zhen Partners IV (HK) Limited	530,753	530,753	7.66%
Foshan Hygoal Zhixing XIV Equity Investment Center (Limited Partnership)	291,750	291,750	4.21%
GGV (Xcharge) Limited	863,452	863,452	12.47%
Xiamen Jiyuan Ronghui Investment Management Partnership (Limited Partnership)	294,118	294,118	4.25%
Beijing Foreign Economic and Trade Development Guidance Fund(Limited Partnership)	867,268	867,268	12.52%
Shell Ventures Company Limited	661,476	661,476	9.55%
Beijing China-US Green Investment Center (L.P.)	185,176	185,176	2.67%
Chengdu Peikun Jingrong Venture Capital Partnership (Limited Partnership)	220,492	220,492	3.18%
Chengdu Peikun Songfu Technology Partnership (Limited Partnership)	73,497	73,497	1.06%
Total	6,925,317	6,925,317	100.00%

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

Appendix C-1      Representations and Warranties of Guarantors

Unless otherwise expressly provided in this Exhibit or the context otherwise requires, the terms used in this Exhibit shall have the same meanings as in this Appendix A. However, for the purposes of this Exhibit, unless otherwise expressly stated, the definition of “Company” shall include the Target Company and other Group Company (if any).

1.	The Company is a limited liability company duly incorporated under the laws of the place of incorporation. As of the date of this Agreement, the registered capital of the Target Company of USD Twelve Million, Four Hundred and Twenty-Seven Thousand, Nine Hundred and Fifty-Two and Point Ninety-Five (USD12,427,952.95) has been legally paid up.

2.	The Founders are Chinese citizens. The Company and the Founders have civil rights and civil capacity to execute this Agreement and other Transaction Documents to which they are parties and perform their obligations thereunder in accordance with applicable laws.

3.	The Company and the Founders have validly executed this Agreement and, if executed, other Transaction Documents to which they are parties. As of the Closing Date, the Company and the Founders have obtained all necessary authorizations, permits and approvals (including but not limited to the internal authorization of the Company) for the execution, delivery and performance of the above documents and the rights and obligations thereunder. The Company and the Founders are legally able to enter into this Agreement and other Transaction Documents to which they are parties and perform their obligations thereunder. The obligations and liabilities of the Company and the Founders under this Agreement and other Transaction Documents are legal, valid and enforceable.

4.	The execution and performance by the Company and the Founders of this Agreement and other Transaction Documents to which they are parties do not violate the PRC Law; do not contravene articles of associations or other constitutional documents of the Company; and are not in breach of any judgment, ruling, award of arbitration tribunal, administrative decision or order of a court binding on or applicable to the Company or the Founders. Any such execution or performance does not violate any document, contract or agreement to which the Company or any of the Founders is a party or which is binding on the Company or any of the Founders or its assets; and will neither result in a breach of any conditions in relation to the grant and/or continuation of any approval granted to the Company nor result in the termination of, revocation of or additional conditions upon any approval granted to the Company.

5.	The Company has all the necessary approvals of Governmental Authority and any third party for the Principal Business. These approvals are in full force and binding and the Company has successfully passed various tests such as annual inspections required for such approvals and there are no circumstances that could result in the revocation, cancellation, restriction, non-renewal or invalidity of such approvals. The Company has been in compliance with the requirements of such approvals and has never engaged in violation of such approvals in any respect. The Company has never received any written or verbal notice from any Governmental Authority that it has violated any of the requirements under any such approval. The Company has never engaged in any business activities without proper approval. In particular, the Company and the Founders acknowledge that the business currently engaged by the Company does not involve any value-added telecommunications business and does not require the application for a value-added telecommunications business license.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

6.	There is no mortgage, pledge or other encumbrance over the equity interest in the Company. Save as agreed in the Transition Agreement or the Restructuring Framework Agreement, there are no pre-emptive rights, convertible securities, or other outstanding rights, or additional equity commitments in respect of any registered capital of the Company, which would or might subject the Founders or the Company to obligations to dispose of or increase any registered capital of the Company. There is no existing or potential legal dispute or dispute regarding the equity interest in the Company and the property share of Beijing X-Charge Management Consulting Center (Limited Partnership). Save for the Articles of Association, the Transition Agreement, the Restructuring Framework Agreement and other relevant documents signed for the purpose of the Red Chip Restructuring, no legal documents concerning the shareholding or shareholders’ rights of the Company were entered into or made between the Founders or between the Founders and third parties.

7.	The Company has no branch other than the Group Company, X-Charge Technology (Shenzhen) Co., Ltd. and Beijing X-Charge New Energy Technology Co., Ltd., and does not directly or indirectly own any shares, equity or other interests in any entity (meaning any enterprise, commercial bank, company, limited liability company, partnership, trust, body, joint venture, organization, government agency or any other entity of any kind), or has any other investment or investment commitments.

8.	The Company’s account books and records are complete. The Founders and the Company has provided to the Investor the consolidated financial statements of the Target Company (the “Financial Statements”) for the period from the incorporation of the Target Company up to October 31, 2022 (the “Balance Sheet Date”), which have been prepared in accordance with the PRC Accounting Standards, and contain all relevant and substantive financial information of the Target Company at the consolidation level. The financial information of the Target Company disclosed in the financial statements as at their respective dates is true, accurate and complete in all respects and does not contain any false or misleading statements, and is in compliance with the accounting standards generally accepted in the PRC. The Company does not have any unrecorded funds, assets or liabilities, and there are no off-balance sheet charges or expenses, and the accumulation and/or utilization of all funds of the Target Company are fully and properly reflected in the financial statements. The balance sheet included in the financial statements (the “Balance Sheet”) includes a complete and accurate description of all loans, debts, liabilities, guarantees and other contingent liabilities of the Target Company that have occurred or are reasonably expected to occur as of the balance sheet date. Except for the debts reflected in the balance sheet, the Target Company does not have any debt of any nature, whether incurred, ascertained or contingent, and whether or not due or to be due. The Company does not have any contingent liabilities other than those reflected in the financial statements, and neither serves as the guarantor, indemnifier, warrantor or other obligor for any liabilities of the Founders or any other third party, nor provides any guarantee for the debts or benefits of any of the Founders or any other third party. From the balance sheet date to the Closing Date, the Company did not incur any loans, debts, liabilities, guarantees or other contingent liabilities (other than those arising in the ordinary course of business and due to the Restructuring Framework Agreement).

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

9.	Except for the Transaction as provided in this Agreement, the Company has not experienced any of the following circumstances other than events provided in the Restructuring Framework Agreement since the balance sheet date:

(a)	any changes in the assets, liabilities, financial position or operating results of the Company as reflected in the financial statements, except for changes arising in the ordinary course of business and having no material adverse effects;

(b)	any damage or loss, whether insured or not, that would cause a material adverse effect on the Company;

(c)	any waiver or exemption by the Company of its valuable rights or of its material claims;

(d)	any discharge or release of any encumbrances, rights, or restrictions on rights or payment obligations of the Company, except for those arising in the ordinary course of business and having no material adverse effect;

(e)	sales, exchange or otherwise disposal of any of operational assets by the Company, except for changes that arise in the normal course of business and do not have a material adverse effect;

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

(f)	significant changes in contracts or agreements binding on or against the Company or its assets, except for changes arising in the ordinary course of business and having no material adverse effect;

(g)	any material change in the remuneration arrangements or agreements of the management team, directors or shareholders;

(h)	the resignation of or termination of employment with any Core Employee;

(i)	any pledge, charge, transfer or guarantee or lien of any material property or assets of the Company, except for changes arising in the ordinary course of business and having no material adverse effects;

(j)	any prepayment made by the Company to its employees, management team, directors or affiliates of the foregoing, and provision of loans or guarantee by the Company to the foregoing, except for the payment of traveling expenses and other expenses in the ordinary course of business;

(k)	any dividend, reservation, contribution or other distribution of the Company’s registered capital, or any direct or indirect redemption, purchase, acquisition, increase or reduction of the company’s equity;

(l)	any sale or transfer of the Company’s assets which is reasonably expected to have a material adverse effect;

(m)	any other event or circumstance of whatever nature reasonably expected to have a material adverse effect on the Company.

10.	The Company has legally entered into lease contracts in respect of all the leased real properties. The lease contracts are legal, valid, binding and enforceable, and there is no breach of contract.

11.	The Company legally owns all tangible movable properties necessary for its Principal Business, including all tangible movable properties as reflected in the financial statements, and is able to operate its tangible movable properties independently. The Company has ownership of such tangible movable properties and all tangible movable properties are free from any encumbrance and are in good condition for efficient use. There are no contracts, agreements, undertakings, documents or laws and regulations, governmental regulations, governmental rules, measures, litigation or other legal proceedings that may affect the Company’s legal and complete ownership or use of its tangible movable properties. The Company’s use or utilization of tangible movable properties for its operations is in compliance with applicable laws and does not infringe on the rights and interests of any third party.

12.	Intellectual property and information security

(a)	The Company legally owns the ownership, interests and rights of all intellectual property rights necessary for its Principal Business, and these intellectual property rights does not conflict with or infringe on the intellectual property rights or other rights of any other party, and they are free from encumbrance. No products or services provided by the Company in the course of its operations have been, and will infringe on intellectual property or other rights of any third party.

(b)	The Founders or the Company has not received any notice alleging that it has infringed, or that the business it operates would infringe, on all intellectual property rights or any other rights of any other party. It is not necessary for the Company to use any invention by any employee (or by any person currently proposed to be employed by the Company) prior to employment with the Company. Each employee at the supervisor level or above has signed an agreement with the Company to transfer any intellectual property developed by such employee during his/her work in the Company to the Company and such employees are restricted from disclosing any confidential information of the Company. Any such employee does not or did not exclude his/her inventions or results from the inventions he/she transfers/transferred to the Company. There is no violation of the provisions of these agreements on the part of the employees.

(c)	There are no pending legal proceedings or allegations by the Company that any third party is infringing on or hindering its intellectual property rights, and the Company has no plan to institute such proceedings or allegations. There are also no pending allegations or proceedings by any third party alleging that the Company or any of the Founders is infringing on or hindering its intellectual property rights, and there are no such allegations or proceedings against the Company, any of the Founders or assets owned by them.

(d)	The Company has taken commercially prudent safety measures to protect the value of its intellectual property rights. The collection, use and storage of user information and data by the Company do not violate the PRC Law (including but not limited to the Cybersecurity Law), and the Company has legal and valid rights, titles and interests in such user information and data.

13.	The Company is engaged in the Principal Business; and it does not engage in any other business or operational activities. The Founders and their affiliates (other than the Group) neither hold or possess any assets (including real properties, tangible movable properties, intellectual property or other assets) or contracts related to the Principal Business, nor does they employ any personnel engaged in the Principal Business.

14.	The Company has been and is in full compliance with all the PRC Laws applicable to its business conduct or operations, and the ownership, management and use of any of its assets and properties or other applicable legal provisions in other jurisdictions (including but not limited to relevant provisions on overseas investment, and taxation, etc.). There has not been any event, circumstance or situation which might reasonably be expected to constitute or directly/indirectly lead to a violation of any of the foregoing laws. Since the date of incorporation of the Company, it has been complying with the applicable laws in relation to all environmental aspects of its business operations, and it does not commit any violation of any such applicable laws.

15.	No litigation, arbitration, administrative investigation or other legal or administrative proceedings against the Company or affecting the Company or the properties, rights, rights of license, operations or businesses of the Company is pending or threatened or is likely to be instituted to the knowledge of any of the Founders or the Company; and there is t any event, situation or circumstance that may directly or indirectly result in commencement of any such legal or administrative proceeding or provide a basis for any such legal or administrative proceeding. There is neither order, request, application, decision, ruling, resolution, or other action requiring the Company to be dissolved, bankrupt, closed down, or liquidated or to be in similar position, nor any mortgage, enforcement of judgment or subpoena against assets of the Company. The Company is not insolvent or unable to repay debts.

16.	In compliance with various tax regulations, the Company has declared all taxable income in a correct, complete and timely manner in accordance with the provisions of the national and local tax authorities of the PRC or local department competent for tax, and paid all taxes due and payable accordingly. The Company has withheld and paid all taxes that should be withheld and paid by the Company. The Company is neither required to pay any additional taxes nor subject to penalty due to its violation of the relevant tax laws, regulations and rules. The Company has made any provision related to tax payment in its financial statements in accordance with applicable accounting standards; and as of the balance sheet date, the amounts shown on the balance sheets for tax purposes have fully covered all taxes incurred payable by the Company. The Company has not received any notice from the Tax Authority or any other competent authority reminding the Company of paying the unpaid taxes or the tax deficit or requesting the Company to submit any tax return for inspection or audit. There is no outstanding audit, measure, procedure, investigation, dispute or claim, and there is no tax claim that may be made by the Tax Authority or other competent authority against the Company.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

17.	The material contracts to which the Company is a party are legal, valid, binding and enforceable to the parties thereto, and there is no breach of contract by the Company or other parties to the material contracts in the performance. The Transaction will not cause all material contracts to be subject to the consent or approval of any governmental authorities, institutions, organizations or individuals to maintain their continuous legal validity. In this Agreement, “material contracts” means all contracts, agreements, memoranda, letters of intent or other legal documents which are material to the survival, development, finance or business of the Company or which constitute material restrictions on the Company, or the absence of which would have a material adverse effect on the Company’s existence, development, financial position or business, whether or not such contracts or agreements are entered into in the ordinary course of business, including but not limited to: (i) any contracts with a transaction amount exceeding one million Chinese yuan (RMB1,000,000), (ii) contracts concerning the transfer, sale, licensing, purchase or disposal of material property or material intellectual property rights of the Company, (iii) exclusive contracts or contracts that restrict the Company’s competitiveness, (iv) business contracts with the Company’s top ten partners, suppliers and customers, (v) contracts involving equity sales, equity acquisitions, investments, financing, joint ventures, mergers and acquisitions, reorganizations, voting rights arrangements, profit sharing or transfer of control, (vi) contracts creating encumbrance on the Company’s equity or material property, etc., and (vii) contracts or agreements with governmental authorities.

18.	Labor and social insurance

(a)	Except that the Target Company has not paid social insurance and contributions to the housing provident fund for all employees in accordance with the statutory standards, all PRC companies have been registered with the authorities for social insurance and housing provident fund in accordance with the PRC Law and paid social insurance and contributions to the housing provident fund for all employees in accordance with the statutory standards. The Company does not commit any violation of applicable PRC Laws on labor (including but not limited to labor contracts, wages, working hours, social insurance and housing provident fund contributions, etc.) or any liabilities, contingent liabilities or unpaid fees as required by applicable PRC Laws on labor. The Company has paid the withholding tax for the employees to the relevant Governmental Authority, or has withheld or retained the outstanding amount payable by the employees of the Company (if necessary) for such Governmental Authority. The Company does not have any unpaid wages, taxes, penalties or any amount resulting from the violation of the aforesaid obligations. The Company has no outstanding obligation to pay any payable but not paid monetary compensation, service pay or other similar compensations in connection with the employment.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

(b)	None of the Core Employees has proposed to terminate their employment with the Company, and none of them is in a position that they cannot continue to be the employees of the Company. At present, the Company has no intention to terminate the employment with any Core Employees. Unless otherwise required by the PRC Law, there is no outstanding compensation or other payment after the termination of the employment between the Company and its employees.

(c)	Except as otherwise provided by the applicable laws (including but not limited to social insurance and housing provident fund as provided by China laws), the Company has not participated in, and is not subject to, any other pension, retirement, profit sharing, deferred compensation, bonus, incentive or other employee benefits plans, arrangements, agreements or understandings, and there is no other pension, retirement, profit sharing, deferred compensation, bonus, incentive or other employee benefits plans, arrangements, agreements or understandings to which any employee or former employee who has left the Company (or the beneficiary thereof, if any) is entitled. All companies based in the PRC have been making contributions to social insurance and housing provident funds for their employees in accordance with the PRC Law.

(d)	There is neither outstanding labor dispute or controversy nor any potential labor dispute or controversy between the Company and its existing employees or its former employees (if any) .

(e)	To the best knowledge of the Guarantors, the Founders and the employees of the Company do not undertake any non-competition obligations to his/her former employer or any other entity. Therefore, there is no existing or potential breach of any agreement with his/her former employer, and there is no existing or potential dispute with his/her former employer, including but not limited to infringement of the intellectual property or trade secrets of his/her former employer. They do not violate any non-competition restrictions with his/her former employer and no inducement to his/her former employer’s employees.

(f)	The Core Employees of the Company are not subject to any contract (including license, undertaking or other obligations) or any order, judgment or order of any Governmental Authority or court other than the contract signed between the Core Employees and the Company, which materially affects the Core Employees’ ability to serve the interests of the Company or will be in conflict with the business of the Company.

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Appendix to the Convertible Note Investment Agreement

(g)	Any Founder and Core Employees do not directly or indirectly hold any proportion or number of equity or shares in any other business entity that is the same as, similar to or in any other competitive relationship with the Company’s Principal Business (except for holdings of up to 1°% equity interest in a listed company), and does not hold any position in any business entity other than the Company and its subsidiaries that is the same as, similar to or in any other competitive relationship with the Company’s Principal Business. In the past three (3) years, none of the Core Employees: (i) has been convicted or is in the process of trial (excluding traffic violations); (ii) has been permanently or temporarily prohibited from acting as the legal representative, senior management or director of any other target company pursuant to any order, judgment or decree of any court of competent jurisdiction (which has not been revoked or suspended); (iii) has been rendered a judgment by a competent court or other competent authority in contravention of any securities law, trade law or unfair trade law and such judgment or ruling has not been revoked or suspended.

(h)	None of the Founders and, to the best knowledge of the Company, the Core Employees, directly or indirectly, holds any equity interest in any person other than the Company, and they are not employed by any person other than the Company, or hold any position in or provide any services to them.

19.	Any transactions (if any) between the Company and any affiliates (including but not limited to the Founders and their affiliates), current or former employees, directors, consultants or affiliates of any of the foregoing (collectively “Related Person”) since the incorporation of the Company are fair, and there is no unfair or illegal related transactions between any Related Person and the Company by taking advantage of their affiliate status. As of the Closing Date, save for Rui Ding Related Loan, the Company neither had any contracts, agreements or other transactions with any Related Person that were still in force or had not been completed, nor did it had any claims, liabilities and other receivables (excluding, for the avoidance of doubt, any contracts, agreements, transactions, claims, liabilities or any other receivables payable related to labor).

20.	None of the Founders and their affiliates directly or indirectly operates, participates in or owns any business which is the same as, similar to or in any other competitive relationship with the Principal Business; and none of the Founders and their affiliates directly or indirectly holds any tangible or intangible assets that are necessary for the Company to conduct its Principal Business. None of the Founders directly or indirectly holds any proportion or number of equity, shares or related interests in any other business entity that is the same as, similar to or in any other competitive relationship with the Company’s Principal Business (except for holding not more than 1% equity interest in a listed company).

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

21.	In the past five (5) years, none of the Founders as natural persons: (i) has been convicted or is in the process of trial (excluding traffic violations); (ii) has been permanently or temporarily prohibited from acting as the legal representative, senior management or director of any company pursuant to any order, judgment or decree of any court of competent jurisdiction (which has not been revoked or suspended); (iii) has been rendered a judgment by a competent court or other competent authority in contravention of any securities law, trade law or unfair trade law and such judgment or ruling has not been revoked or suspended.

22.	The Guarantors represent and warrant to the Investor that, in connection with the Transaction,

(a)	no payment, gift, promise or other benefit has been paid, offered or authorized to be given, directly or through any other person or entity, by any officer, agent or employee engaged by or acting on behalf of the Guarantor to any Governmental Official or entity or other person, which would violate the Anti-Corruption Law or any other applicable law, or cause another party to violate the Anti-Corruption Law;

(b)	no officer, agent or employee engaged by or acting on behalf of the Guarantor has requested, agreed to receive or accepted, directly or through any other person or entity, any payment, gift, promise or other benefit that is in violation of the Anti-Corruption Laws or any other applicable laws;

(c)	the Guarantor does not violate any trade control laws and is not a Restricted Party;

(d)	neither the Guarantor nor any of officers, agents or employees engaged by the Guarantor or acting on behalf of the Guarantor is or has been involved in any formal investigation or other action taken by the relevant authorities in connection with any alleged violation of the Trade Control Law or the Anti-Corruption Law;

(e)	unless otherwise notified in writing to the other party, to the best of his knowledge through reasonable care, none of the officers, agents or employees engaged by the Guarantor or acting on behalf of the Guarantor is a Governmental Official;

(f)	the information provided by each party to the other party about the ultimate beneficial ownership of each party is accurate;

(g)	the Guarantor (and any person acting on behalf of the Guarantor) carries on its business in accordance with the Anti-Corruption Law and the Trade Control Law, and has not engaged in any act or action that violates the Trade Control Law or is prohibited by any Trade Control Law;

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Appendix to the Convertible Note Investment Agreement

(h)	to the best of its knowledge, the Guarantor has disclosed to the Investor any internal or external investigations conducted by the relevant authorities in respect of potential or actual violations of the Anti-corruption Law or Trade Control Law in relation to the business;

(i)	As of the Closing Date, the Company and its business operations have maintained sufficient written policies and procedures to ensure compliance with the Anti-Corruption Law and the Trade Control Law;

(j)	As of the Closing Date, the Company and its business operations have always maintained sufficient internal control, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in the books and records to reflect their relevant activities, such as the purpose of the transaction, the counterparty, the transaction partner or the transaction subjects.

23.	Beijing Dingchong Technology Co., Ltd. has not actually commenced business operation after its incorporation, therefore it does not pose horizontal competition to the Company.

24.	From the date of this Agreement to the Closing Date, there were no events, facts, conditions, changes or other circumstances which have or may reasonably be expected to have a material adverse effect on the assets, liabilities, earnings prospects and normal operations of the Company.

25.	The Founders and the Company have truthfully and completely disclosed to the Investor all the information, documents and materials required by the Investor, the information, documents and materials that are substantially related to the performance of this Agreement by the Founders and the Company, and the information, documents and materials that have a substantial impact on the willingness of the Investor to execute this Agreement. The information, documents and materials disclosed by the Founders and the Company to the Investor are true, accurate and complete, and do not contain untrue or misleading statements. The Founders and the Company have notified the Investor at any time after the execution of this Agreement of any circumstances that come to their knowledge and would render the representations, undertakings or warranties they made under this Agreement untrue, incorrect or incomplete, and have taken such steps as may be reasonably required by the Investor to remedy or announce such circumstance. The Founders and the Company do not knowingly or willfully omit or refuse to provide the Investors with any information that the Founders and the Company reasonably believe will affect the Investors’ willingness to proceed with the Transaction in accordance with the terms of this Agreement.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

Appendix C-2       Representations and Warranties of Investors

1.	The Investor is an entity duly incorporated under the PRC Law and is validly existing. The Investor has the capacity for civil rights and civil conduct under the PRC Law to execute this Agreement and other Transaction Documents to which it is a party and to perform its obligations thereunder.

2.	The Investor has validly executed this Agreement and other Transaction Documents to which it is a party (if executed). As of the Closing Date, the Investor has obtained all necessary authorizations, permits and approvals (including but not limited to internal authorizations) for its execution, delivery and performance of the above documents and the rights and obligations thereunder.

3.	The source of funds for the Transaction is in compliance with laws and regulations. The Investor participated in the Transaction for its own investment purpose, and it has no arrangement for any form of shareholding entrustment with any third party.

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

Appendix D      Contact Details

Appendix E       List of Core Employees

Exhibit I      Confirmation of Satisfaction of Conditions Precedent to Closing

Exhibit II       [Reserved]

Beijing X-Charge Technology Co., Ltd.

Appendix to the Convertible Note Investment Agreement

Exhibit III      Transitional Shareholders’ and Convertible Note Investors’ Rights Agreement

Exhibit IV      Restructuring Framework Agreement

Exhibit V      Key Operating Data of Group Company